Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and between

MARVELL TECHNOLOGY GROUP LTD.,

MARVELL INTERNATIONAL LTD.,

and

QLOGIC CORPORATION

DATED AS OF AUGUST 29, 2005

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TABLE OF CONTENTS

ARTICLE I	PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES
1.1	Transfer of Assets
1.2	Assets Not Transferred
1.3	Assumption of Certain Liabilities
1.4	Non-Assumption of Other Liabilities
1.5	Prorations
1.6	Risk of Loss
1.7	Certain Provisions Regarding Assignments

ARTICLE II	CLOSING AND PURCHASE PRICE
2.1	Time and Place of Closing
2.2	Payment on Closing Date
2.3	Closing Deliveries
2.4	Tax Allocation

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLER
3.1	Organization; Standing and Power
3.2	Authority; Non-Contravention; Necessary Consents
3.3	Title to and Sufficiency of Assets
3.4	Financial Statements
3.5	Taxes
3.6	Intellectual Property
3.7	Compliance; Permits
3.8	Litigation
3.9	Environmental Matters
3.10	Contracts
3.11	Brokers’ and Finders’ Fees
3.12	Condition of Assets; Limited Warranties
3.13	Customers; Suppliers
3.14	Employee Benefit Plans and Employment Agreements
3.15	Employment and Labor Matters
3.16	Investor Representations

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3.17	Disclosure

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYER
4.1	Organization; Standing and Power
4.2	Authority; Non-Contravention; Necessary Consents
4.3	Brokers’ and Finders’ Fees
4.4	Available Funds
4.5	Buyer Common Stock
4.6	SEC Documents; Financial Statements

ARTICLE V	CONDUCT PRIOR TO THE EFFECTIVE TIME
5.1	Conduct of the Business by Seller

ARTICLE VI	PRE-CLOSING AND POST-CLOSING COVENANTS
6.1	Confidentiality; Access to Information
6.2	Public Disclosure
6.3	Regulatory Filings; Reasonable Best Efforts
6.4	Notification of Certain Matters
6.5	Third-Party Consents
6.6	Employee Matters
6.7	Insurance Matters
6.8	Noncompetition Agreement
6.9	Additional Services
6.10	Restrictions on Resale of Buyer Common Stock
6.11	Net Inventory Adjustment
6.12	Supplement to Disclosure Letter
6.13	Tax Covenants
6.14	Post-Closing Cooperation; Access and Assistance
6.15	Release of Liens
6.16	Cooperation with Warranty Claims
6.17	SEC Approval of Financial Statements
6.18	Additional Financial Statements

ARTICLE VII	CONDITIONS OF PURCHASE
7.1	Conditions to the Obligations of Each Party to Effect the Purchase

7.2	Additional Conditions to the Obligations of Buyer
7.3	Additional Conditions to the Obligations of Seller

ARTICLE VIII	TERMINATION, AMENDMENT AND WAIVER
8.1	Termination
8.2	Notice of Termination; Effect of Termination

ARTICLE IX	INDEMNIFICATION; ESCROW
9.1	Indemnification by Seller
9.2	Indemnification by Buyer
9.3	Inter-Party Claims
9.4	Third Party Claims
9.5	Limitations and Requirements
9.6	Calculation and Mitigation of Damages
9.7	Termination of Indemnification
9.8	Escrow Fund

ARTICLE X	GENERAL PROVISIONS
10.1	Survival of Representations and Warranties
10.2	Amendment
10.3	Extension; Waiver
10.4	Notices
10.5	Counterparts
10.6	Entire Agreement; Third-Party Beneficiaries
10.7	Severability
10.8	Other Remedies; Specific Performance
10.9	Governing Law; Jurisdiction
10.10	Rules of Construction
10.11	Assignment
10.12	Fees and Expenses

ARTICLE XI	DEFINITIONS
11.1	Rules of Construction
11.2	Defined Terms

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 29, 2005, by and between QLOGIC CORPORATION, a Delaware corporation (“Seller”), and MARVELL TECHNOLOGY GROUP LTD., a corporation organized under the laws of Bermuda (“Marvell Technology”) and MARVELL INTERNATIONAL LTD., a corporation organized under the laws of Bermuda (“Marvell International” and, collectively with Marvell Technology, “Buyer”).  Capitalized terms used in this Agreement without definition are defined in Article XI.

RECITALS

A.                                   Seller conducts, among other businesses, a business consisting of the design, manufacturing, marketing and sale of hard disk and tape drive controllers and related products (the “Business”).

B.                                     On and subject to the terms and conditions of this Agreement, Buyer desires to purchase the Assets from Seller and is willing to assume certain associated obligations and liabilities, and Seller desires to sell the Assets to Buyer, subject to the assumption of such associated obligations and liabilities.

C.                                     The respective Boards of Directors of Buyer and Seller have approved and declared advisable this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

1.1                               Transfer of Assets.  Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller shall sell, assign, convey, transfer and deliver to Buyer free and clear of any Liens other than Permitted Liens, and Buyer shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to all of the following property and assets, real, personal or mixed, tangible and intangible, wherever located (the “Assets”):

(a)                                  Real Property Leasehold Interest.  The real property leasehold interest in the facility at which the Business is principally conducted, located at Suites 100 and 250, 26880 Aliso Viejo Parkway, Aliso Viejo, CA 92656, including the leasehold improvements therein, and all rights appurtenant thereto (the “Leased Property”);

(b)                                 Personal Property.  The fixed assets, equipment, and other tangible personal property that is described in Schedule 1.1(b);

(c)                                  Inventory.  All supplies, materials, and other inventories of raw materials, work-in-progress and finished goods of Seller (wherever located) to which Seller holds title that are used or held for use in the conduct of the Business (collectively, “Inventory”);

(d)                                 Transferred Intellectual Property. (i) Other than the Patents, Seller name and logo trademarks, and the non-Patent Intellectual Property listed on Schedule 1.1(d)(i) to be licensed by Seller to Buyer after the Closing pursuant to the IP and Technology License Agreement, the Intellectual Property owned by Seller and used in the conduct of the Business; and (ii) the Patents listed on Schedule 1.1(d)(ii), and any reexaminations, extensions, reissues, continuation applications, divisional applications and any foreign patent applications relating to the Patents listed on Schedule 1.1(d)(ii), subject to the rights of Seller to receive a license back from Buyer of such Patents after the Closing pursuant to the Transferred Patent License Agreement (collectively, the “Transferred Intellectual Property”);

(e)                                  Technology.  All Technology owned by Seller and used in the conduct of the Business (the “Transferred Technology”) provided that such Transferred Technology and the Transferred Intellectual Property shall, as mutually agreed and to the extent reasonably possible, be made available to Buyer for downloading through a secure FTP site or otherwise electronically;

(f)                                    Assigned Contracts (other than Purchase Orders).  The rights arising after the Closing of Seller under the contracts listed on Schedule 1.1(f) and all contracts (other than purchase orders) entered into in the ordinary course of the Business, consistent with past practice, after the date hereof through the Closing Date (the “Assigned Contracts”);

(g)                                 Purchase Orders.  All rights under the purchase orders of the Business that are outstanding as of the Closing Date (the “Purchase Orders”);

(h)                                 Books and Records.  All sales and business records, service records, books of account, ledgers, general, financial and accounting records, personnel records, files, invoices, inventory records, engineering, maintenance, operating and production records, cost and pricing information, business plans, catalogs, quality control records, blueprints, research and development files, records, patent disclosures, patent life histories, litigation files, subscribers’ and suppliers’ lists, other distribution lists, billing records, sales and promotional literature, manuals, subscriber and supplier correspondence (in all cases, in any form or medium), of Seller primarily relating to the Assets, the Assumed Liabilities or otherwise to the Business, subject to Seller retaining copies or originals of the same, if and as disclosed to Buyer and consented to by Buyer (which consent shall not be unreasonably withheld);

(i)                                     Goodwill.  All of Seller’s customer relationships, supplier relationships and goodwill generated by or associated with the Business or the operation or conduct of the Business or in connection with any Asset, including the exclusive right to represent oneself as the successor of the Business;

(j)                                     Permits.  All assignable or transferable Permits associated with the Leased Property or otherwise exclusively related to the Business, and all pending applications or renewals thereof of Seller; and

(k)                                  Non-Disclosure Obligations.  To the extent assignable, all non-disclosure, confidentiality and similar obligations owed to Seller to the extent related to the Business.

The Assets shall include all assets of the type described in Sections 1.1(b)-(c), (e)-(f) and (h)-(k) that are acquired by Seller with respect to the Business between the date hereof and the Closing Date and shall exclude any such assets that are disposed of, sold or consumed after the date hereof in the ordinary course of business.

1.2                               Assets Not Transferred.  Other than the Assets, all assets, rights and properties of Seller are specifically excluded from the Assets and shall be retained by Seller (the “Excluded Assets”), including, without limitation:

(a)                                  Cash.  All cash, cash equivalents and securities owned or otherwise held by Seller, including, bank deposits, investments in so-called “money market” funds, commercial paper funds, certificates of deposit, Treasury bills and accrued interest thereon;

(b)                                 Bank Accounts.  All bank and other depository accounts of Seller;

(c)                                  Accounts Receivable.  Any trade accounts receivable and other rights to payment owed Seller relating to the Business and any other account or note receivable of Seller, together with, in each case, the full benefit of any security interest of Seller therein (collectively, the “Accounts Receivable”), and any claim, remedy or other right related to the foregoing;

(d)                                 Employee Records.  All personnel, employee compensation, medical and benefits and labor relations records relating to employees or past employees of Seller; provided, however, copies of all such materials relating to the Transferred Employees shall be delivered to Buyer; and

(e)                                  Tax Items.  All losses, loss carryforwards and rights to receive refunds, credits and loss carryforwards with respect to any and all Taxes of Seller that constitute Excluded Liabilities.

1.3                               Assumption of Certain Liabilities.  On the Closing Date, Buyer shall execute and deliver to Seller the Assignment and Assumption Agreement, pursuant to which Seller shall convey, assign, and transfer to Buyer, and Buyer shall assume and agree to pay, perform and discharge when due, only the following Liabilities (collectively, the “Assumed Liabilities”):

(a)                                  all Liabilities with respect to the Purchase Orders or the Assigned Contracts to be performed by the Business on or after the Closing Date;

(b)                                 the Liabilities arising after the Closing under the terms of the Assigned Contracts, but only to the extent that such Liabilities relate to the period from and after the Closing, provided that the Assumed Liabilities shall not include any Liability for breaches by Seller of such Assigned Contracts occurring prior to the Closing;

(c)                                  the Liabilities with respect to the Transferred Employees assumed by Buyer pursuant to Section 6.6 hereof;

(d)                                 the Liabilities assumed by Buyer pursuant to (i) the final sentence of Section 6.3(a) and (ii) Section 6.13 hereof;

(e)                                  all Liabilities for warranty claims arising in respect of products of the Business shipped or sold after the Closing; and

(f)                                    any Liabilities arising in connection with the ownership of the Assets and/or the conduct of the Business after the Closing.

1.4                               Non-Assumption of Other Liabilities.  Other than the Assumed Liabilities, Buyer is not assuming, and shall not be deemed to have assumed, any liabilities or obligations of any kind or nature (whether absolute, contingent, accrued or otherwise) of Seller or any of its Affiliates.  All such liabilities or obligations described in this Section 1.4 (other than the Assumed Liabilities) are collectively referred to herein as the “Excluded Liabilities.”  All Liabilities of Seller or any of its Affiliates of or relating to the Business or otherwise (other than the Assumed Liabilities) shall be retained by and shall be the responsibility of Seller (or the applicable Affiliate(s) of Seller).  The Excluded Liabilities shall include, but are not limited to, the following:

(a)                                  any Liability, except as expressly set forth in Section 1.3, arising out of the ownership of the Assets and/or the conduct of the Business prior to the Closing;

(b)                                 any Liability to the extent arising out of the operation or conduct by Seller or any Affiliate of Seller of any business other than the Business;

(c)                                  any Liability (A) arising out of any actual or alleged breach of, or nonperformance under, any contract of Seller prior to the Closing, or (B) arising on any contract of Seller either required to be listed under any Section of the Seller Disclosure Letter hereto and not so listed or entered into in violation or breach of this Agreement;

(d)                                 any Liability of Seller or any Affiliate of Seller arising out of (A) any third-party charge, complaint, suit, action (including regulatory action), hearing, investigation, claim, demand, proceeding (including under any alternative dispute resolution procedure) or other litigation (“Proceeding”) pending as of the Closing, (B) any Proceeding filed or otherwise asserted after the Closing to the extent based upon or arising out of the ownership of the Assets and/or the conduct of the Business prior to the Closing, or (C) any actual or alleged violation by Seller or any Affiliate of Seller of any Legal Requirement prior to or on account of the Closing;

(e)                                  any account payable of Seller or any Affiliate of Seller (collectively, the “Accounts Payable”);

(f)                                    all Liabilities and obligations for warranty claims arising in respect of products of the Business shipped or sold prior to the Closing (provided that Buyer shall have the obligations set forth in Section 6.16), including those listed on Schedule 1.4(f);

(g)                                 any Liability to the extent that it relates to, or arises out of, any Excluded Asset, or that arises out of the distribution to, or ownership or operation by, Seller or any Affiliate of Seller or any other Person of any Excluded Asset, or that arises out of the realization by Seller or any Affiliate of Seller of the benefits of any Excluded Asset;

(h)                                 except as otherwise provided in Section 6.13 hereof, any Liability for Taxes whether or not accrued, assessed or currently due and payable, (A) of Seller or any Affiliate of Seller or any Affiliated Group in which Seller or any Affiliate of Seller or any predecessor of any of them is or has been a member (the “Seller Affiliated Group”) (whether or not related to the Business or the Assets) and including without limitation any Liability for the unpaid Taxes of any other Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract or otherwise, (B) relating to the operation or ownership of the Business or the Assets for any Tax period (or portion thereof) ending at or prior to the Closing or (C) all taxes on the income of Seller as a result of the sale of the Assets pursuant to this Agreement;

(i)                                     any indebtedness of Seller or Liabilities relating to guarantees of such indebtedness of Seller;

(j)                                     any Liability to any third party to the extent relating to or arising out of infringement or misappropriation prior to the Closing of Intellectual Property or Technology in connection with the operation or conduct of the Business by Seller or any Affiliate of Seller prior to the Closing;

(k)                                  any Liability in respect of claims to the extent arising out of (i) any injury, disease, disability or any similar condition that exists or occurs on or prior to the Closing Date or (ii) exposure or alleged exposure on or prior to the Closing Date to any materials or chemicals, including Hazardous Substances, in each case in the work place of Seller or the Business, by any Person (including any Transferred Employee or any other employee heretofore employed in the Business);

(l)                                     any Liability to the extent that it relates to or arises out of the employment or the termination of the employment prior to Closing of any employee or former employee of Seller or any Affiliate of Seller or the Business, including as a result of transactions contemplated by this Agreement, provided that Buyer shall have the obligations set forth in Section 6.6;

(m)                               except as otherwise provided in Section 6.6, any Liabilities of Seller or any Affiliate of Seller to or with respect to any employees of Seller or the Business and obligations and Liabilities under or with respect to the Employee Plans or any other employee benefit or severance plans, programs, policies, arrangements or contracts of Seller;

(n)                                 any Pre-Closing Environmental Liability;

(o)                                 the Liabilities of Seller pursuant to (i) the final sentence of Section 6.3(a) and (ii) Section 6.13 hereof;

(p)                                 any Liabilities of Seller or any Affiliate of Seller under or with respect to any contract of Seller other than a Purchase Order or Assigned Contract;

(q)                                 any Liability for any Accrued Compensation, 401(k) Match, or PTO Amount; and

(r)                                    all other Liabilities of Seller or any Affiliate of Seller other than the Assumed Liabilities.

1.5                               Prorations.  The parties agree that all of the items listed below relating to the Business and the Assets shall be prorated as of the Closing, with Seller liable to the extent such items relate to any time period up to the Closing and Buyer liable to the extent such items relate to periods subsequent to the Closing:

(a)                                  the amount of any fees and charges which in any case are payable periodically by Seller with respect to any of the Assigned Contracts (including the lease with respect to the Leased Property);

(b)                                 the amount of any fees or charges which in any case are payable periodically by Seller with respect to any of the Transferable Permits; and

(c)                                  the amount of any other fees or charges which in any case are payable periodically by Seller with respect to the premises of the Business, such as utilities, office services, and similar items.

Seller agrees to furnish Buyer with such documents and other records as Buyer reasonably requests in order to confirm all adjustment and proration calculations made pursuant to this Section 1.5.  Final payments with respect to prorations contemplated by this Section 1.5 that are not ascertainable on or before the Closing shall be settled between the parties as soon as practicable after such prorations are ascertainable.

1.6                               Risk of Loss.  The parties agree that until Closing, Seller shall bear the risk of loss or damage to the Assets from fire, casualty or any other occurrence.

1.7                               Certain Provisions Regarding Assignments.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign the Assigned Contract referenced in Schedule 1.7 if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such Assigned Contract, or would in any way adversely affect the rights of Seller or, upon transfer, Buyer under such Assigned Contract.  If any transfer or assignment by Seller to, or any assumption by Buyer of, any interest in, or Liability under, the Assigned Contract referenced in Schedule 1.7 requires the consent of a third party, then such assignment or assumption shall be made subject to such consent being obtained.  If such consent is not obtained prior to the Closing, Seller and Buyer shall use commercially reasonable efforts to cooperate (at their own expense) to ensure that Buyer shall, following the Closing, obtain the economic and other (i) benefits and (ii) obligations under the Assigned Contract referenced on Schedule 1.7 with respect to which the consent has not been obtained.  The parties acknowledge that this Section 1.7 does not in any way modify the provisions of Sections 6.5, 6.14, and 7.2(f).

ARTICLE II
CLOSING AND PURCHASE PRICE

2.1                               Time and Place of Closing.  The Closing (as defined below) shall take place at 7:00 a.m., California time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or valid waiver of the conditions set forth in Article VII, at the offices of O’Melveny & Myers LLP, 610 Newport Center Drive, Suite 1700, Newport Beach, California 92660.  The consummation of the transactions contemplated hereby is herein referred to as the “Closing,” and the date on which such Closing occurs is hereinafter referred to as the “Closing Date.”

2.2                               Payment on Closing Date.  Subject to the terms and conditions of this Agreement, Buyer agrees to acquire the Assets from Seller, to assume the Assumed Liabilities and, at the Closing, (i) to pay to Seller an amount in cash equal to $180,000,000 (representing 80% of the Purchase Price); and (ii) to deliver to Seller a number of shares of Buyer Common Stock having an aggregate fair market value of $45,000,000 (representing 20% of the Purchase Price), with each share of Buyer Common Stock being valued at the Issuance Price, $12,000,000 of which value (the “Escrow Fund”) shall be deposited into an escrow account with the Escrow Agent pursuant to the Escrow Agreement; provided further, that none of the amounts referenced in clauses (i) or (ii) shall be reduced by any withholding.

2.3                               Closing Deliveries.

(a)                                  Buyer’s Closing Deliveries.  At the Closing, Buyer shall deliver or cause to be delivered to Seller (or the Escrow Agent, as applicable) the following, against the delivery by Seller of the documents specified in Section 2.3(b) below:

(i)                                     by wire transfer of immediately available funds to the account or accounts of Seller designated in writing by Seller prior to the Closing Date, the cash portion of the Purchase Price;

(ii)                                  the portion of the Purchase Price comprised of shares of Buyer Common Stock pursuant to Section 2.2 (other than the Escrow Fund), and to the Escrow Agent for deposit in the escrow account as designated in writing by the Escrow Agent prior to the Closing Date, the Escrow Fund;

(iii)                               the Transition Services Agreement substantially in the form of Schedule 2.3(a)(iii) hereto (the “Transition Services Agreement”), duly executed by Buyer;

(iv)                              the Bill of Sale substantially in the form of Schedule 2.3(a)(iv) hereto (the “Bill of Sale”), duly executed by Buyer;

(v)                                 the Assignment and Assumption Agreement substantially in the form of Schedule 2.3(a)(v) hereto (the “Assignment and Assumption Agreement”), duly executed by Buyer;

(vi)                              the Registration Rights Agreement in favor of Seller substantially in the form of Schedule 2.3(a)(vi) hereto (the “Registration Rights Agreement”), duly executed by Buyer;

(vii)                           the License Agreement substantially in the form of Schedule 2.3(a)(vii) hereto, duly executed by Buyer (the “IP and Technology License Agreement”);

(viii)                        the License Agreement substantially in the form of Schedule 2.3(a)(viii) hereto, duly executed by Buyer (the “Retained Patent License Agreement”);

(ix)                                the License Agreement substantially in the form of Schedule 2.3(a)(ix) hereto, duly executed by Buyer (the “Transferred Patent License Agreement”);

(x)                                   California Resale Certificate (relating to Inventory) in the form required by the State of California Board of Equalization, duly executed by Buyer; and

(xi)                                the letter agreement substantially in the form of Schedule 2.3(a)(xi) hereto, duly executed by Buyer (the “Nonassertion Letter Agreement”).

(b)                                 Seller’s Closing Deliveries.  At the Closing, Seller shall deliver or cause to be delivered to Buyer the following documents, against the deliveries by Buyer pursuant to Section 2.3(a) above:

(i)                                     the Transition Services Agreement, duly executed by Seller;

(ii)                                  the Bill of Sale, duly executed by Seller;

(iii)                               the Assignment and Assumption Agreement, duly executed by Seller;

(iv)                              the Registration Rights Agreement, duly executed by Seller;

(v)                                 the IP and Technology License Agreement, duly executed by Seller;

(vi)                              the Retained Patent License Agreement, duly executed by Seller;

(vii)                           the Transferred Patent License Agreement, duly executed by Seller

(viii)                        any records, tangible assets, licenses, policies, contracts, plans, leases or other instruments owned by or pertaining to the Business that are in the possession of Seller;

(ix)                                a certification of non-foreign status dated the Closing Date in form and substance satisfactory to Buyer and conforming to the requirements of Income Tax Regulations section 1.1445-2(b)(2)(i); and

(x)                                   the Nonassertion Letter Agreement, duly executed by Seller.

2.4                               Tax Allocation.  Prior to the Closing, Buyer and Seller and their respective Affiliates shall negotiate in good faith with each other to agree upon the allocation of the Purchase Price (such Purchase Price Allocation to be attached hereto as Schedule 2.4, and which Schedule shall reflect the different entities buying the Assets on behalf of Buyer) to the Assets, and shall file a Form 8594 with their applicable Tax Returns with respect to the transactions contemplated hereby similar to that set forth in Schedule 2.4, except to the extent that modifications are necessary to reflect changes in the Assets between the date hereof and the Closing Date.  Each party shall file all necessary Tax Returns and other forms (including Form 8594) to report the transactions contemplated herein for U.S. federal, state, provincial, territorial, local and non-United States income Tax purposes in accordance with such allocation, and shall not take any position inconsistent with such Purchase Price Allocation.  For United States federal income tax purposes, any adjustment to the Purchase Price for the Assets shall be allocated as provided in Treasury Regulation Section 1.1060-1, and, in the event of such adjustment, Buyer and Seller agree to timely revise and amend Form 8594 in accordance with applicable regulations and instructions.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, except as otherwise set forth in writing in appropriately corresponding sections of the disclosure letter supplied by Seller to Buyer dated as of the date hereof (the “Seller Disclosure Letter”), as follows:

3.1                               Organization; Standing and Power.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller has the requisite corporate power and authority to own, lease and operate the Assets that it owns and to carry on that portion of the Business it conducts as now being conducted, except where the failure of Seller to be so organized, existing and in good standing would not have a Material Adverse Effect on the Business.  Seller is duly qualified and in good standing to do business in each jurisdiction in which the nature of the Business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be in good standing would not have a Material Adverse Effect on the Business.

3.2                               Authority; Non-Contravention; Necessary Consents.

(a)                                  Authority.  Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement or to consummate the other transactions contemplated hereby.  This Agreement has been duly executed and delivered by Seller and, assuming due execution and delivery by Buyer, constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally or general equitable principles.

(b)                                 Non-Contravention.  The execution and delivery of this Agreement by Seller does not, and performance of this Agreement by Seller shall not: (i) conflict with or violate the certificate of incorporation or bylaws of Seller, (ii) (A) conflict with or violate any Legal Requirement or any judgment, order, or decree (“Judgment”) applicable to Seller or by which Seller or any of its properties is bound or affected, or (B) except as set forth on Section 3.2(b) of the Seller Disclosure Letter, result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair Seller’s rights or materially alter the rights or obligations of any third party under, or give to others any rights of termination, material amendment, material acceleration or cancellation of, any Contract to which Seller is a party or by which any of its properties or assets is bound and which relates to the Business or the Assets, or (iii) result in the creation of a Lien on any of the Assets.

(c)                                  Necessary Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, arbitral entity, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by Seller in connection with the execution, performance and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations and filings, if any, as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or any foreign laws regulating competition, antitrust, investment or exchange controls (collectively, the “Necessary Consents”).

3.3                               Title to and Sufficiency of Assets.  Seller has good and valid title to, and is the lawful owner of, all of the Assets, free and clear of any Lien other than Permitted Liens.  Subject to obtaining all applicable Consents, (a) Seller has the full right to sell, convey, transfer, assign and deliver the Assets to Buyer and (b) at the Closing, Seller shall convey to Buyer good and valid title to all of the Assets, free and clear of any Lien (other than Permitted Liens).  Except (i) as provided on Section 3.3 of the Seller Disclosure Letter, (ii) for generally available desktop software used in the conduct of the Business pursuant to licenses, which licenses are referenced on Section 3.3 of the Seller Disclosure Letter, and (iii) for the assets to which Buyer shall have access as provided in the Transition Services Agreement or a license pursuant to the Retained Patent License Agreement or the IP and Technology License Agreement, the Assets (x) are sufficient for the operation or conduct of the Business by Buyer immediately following the Closing substantially in the same manner as operated and conducted on the date of the statement of net assets to be sold included in the Financial Statements and as conducted on the date hereof by Seller and (y) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in substantially the same manner as conducted on the date hereof by Seller.

3.4                               Financial Statements.

(a)                                  Attached as Section 3.4(a) of the Seller Disclosure Letter is an audited statement of net assets to be sold and a statement of direct revenues and direct operating expenses for the year ended April 3, 2005 (collectively, the “Financial Statements”).  The Financial Statements were prepared in accordance with Seller’s books and records and United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the period involved and fairly present in all material respects, the net assets to be sold and the direct revenues and direct operating expenses of the Business for the applicable period covered thereby.

(b)                                 Since the date of the statement of net assets to be sold included in the Financial Statements, there has not been any Material Adverse Effect on the Business.  Except as set forth in Section 3.4(b) of the Seller Disclosure Letter, since the date of the statement of net assets to be sold included in the Financial Statements, Seller has caused the Business to be conducted in the ordinary course and in substantially the same manner as previously conducted (including with respect to work-force reductions, sales practices (including promotions, discounts and concessions), maintenance and repair expenditures, capital expenditures, environmental expenditures and inventory levels) and has made commercially reasonable efforts consistent with past practices to preserve the relationships of the Business with material suppliers and customers.

(c)                                  Inventory.  Each item of Inventory constituting Assets, whether reflected on the statement of net assets to be sold included in the Financial Statements or subsequently procured or produced, (a) is in good, usable and, as to finished products, marketable condition (as of the Closing Date) in the ordinary course of business and (b) is properly stated on the books and records of the Business at the lesser of cost and fair market value, with adequate obsolescence reserves, all as determined in accordance with GAAP.  The quantities, type and quality of the Inventory constituting Assets is sufficient for the conduct of the Business by Buyer following the Closing in substantially the same manner as conducted on the date of the statement of net assets to be sold included in the Financial Statements and as currently conducted by Seller.  Except as set forth in Section 3.4(c) of the Seller Disclosure Letter, since the date of the statement of net assets to be sold included in the Financial Statements, there have not been any write-downs of the value of, or establishment of any reserves against, any Inventory of the Business.

3.5                               Taxes.

(a)                                  For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes,” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and the term “Tax Return” shall mean all material federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes, including any amendment thereof.

(b)                                 All Tax Returns required to be filed on or prior to the Closing Date by Seller with respect to any Tax that, if not paid, might result in a Lien upon any of the Assets, have been or will be filed prior to the Closing Date, are complete and accurate in all material respects, and all Taxes due or claimed to be due pursuant thereto have been or will be paid prior to the Closing Date.

(c)                                  There are no Liens or other security interests upon any property or assets of Seller for Taxes affecting the Business or the Assets, except for Liens for Taxes not yet due and payable.

(d)                                 None of the Assets: (1) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; or (2) is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(e)                                  Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Income Tax Regulations).

3.6                               Intellectual Property.

(a)                                  Generally.

(i)                                     Section 3.6(a)(i) of the Seller Disclosure Letter sets forth a complete and accurate list, together with registration or application numbers, jurisdictions and filing or issuance dates, as applicable, of all Patents owned by Seller and used by Seller in the conduct or operation of the Business.

(ii)                                  The Copyrights used in or related to the Business are listed on Schedule 3.6(a)(ii).

(iii)                               None of the Transferred Intellectual Property is subject to any license agreement other than the Transferred Patent License Agreement.

(b)                                 Trademarks.

(i)                                     Except as set forth in Section 3.6(b) of the Seller Disclosure Letter, all Trademarks that are part of the Transferred Intellectual Property (“Seller Trademarks”) for which an application for trademark registration has been filed are currently in compliance with all legal requirements, other than any requirement that, if not satisfied, would not result in a cancellation or abandonment of any such registration.  No registered Seller Trademark has been or is now involved in any opposition, abandonment or cancellation Proceeding in the United States Patent and Trademark Office or any foreign trademark office.  To Seller’s Knowledge, there has been no prior use of any Seller Trademark by any third party that confers upon said third party superior rights in any such Trademark.

(ii)                                  Except as set forth in Section 3.6(b) of the Seller Disclosure Letter, Seller is the owner of all right, title and interest in and to all of Seller Trademarks, in each case free and clear of any and all Liens or other adverse claims or interests (other than Permitted Liens) of any kind or nature, and Seller has not received any written claim or written notice challenging Seller’s complete and exclusive ownership of Seller Trademarks and all associated goodwill or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto, nor is Seller aware of any basis for any of the foregoing.  There is no agreement, decree, arbitral award, or other provision or contingency which obligates Buyer to grant licenses in future Seller Trademarks.

(c)                                  Patents.

(i)                                     All Patents that are part of the Transferred Intellectual Property (“Seller Patents”) are currently in compliance with legal requirements for payment of filing, examination, annuity and maintenance fees and proofs of working or use other than any requirement that, if not satisfied, would not result in a revocation or lapse of the Seller Patent in question.  Seller has not failed to disclose material prior art or information in connection with the prosecution of any Seller Patent that was known to Seller at the time of such prosecution and that would result in the abandonment, cancellation, or invalidity of any of the Seller Patents.  No Seller Patent has a non-extendable deadline less than one week after the Closing Date.

(ii)                                  No Seller Patent has been or is now involved in any interference, reissue, reexamination or opposition Proceeding in the United States Patent and Trademark Office or any foreign patent office and, to Seller’s Knowledge, no such action has been threatened.

(iii)                               Seller is the owner of all right, title and interest in and to all of the Seller Patents, in each case free and clear of any and all Liens, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature (other than Permitted Liens).  Except as set forth in Section 3.6(c)(iii) of the Seller Disclosure Letter, Seller has not received any written claim or written notice challenging Seller’s ownership of Seller Patents or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto, nor is Seller aware of any basis for any of the foregoing.  There is no agreement, decree, arbitral award or other provision or contingency which obligates Seller to grant licenses in future Seller Patents.

(d)                                 Trade Secrets.

(i)                                     Seller has taken commercially reasonable steps to protect its rights in all Trade Secrets.

(ii)                                  Without limiting the generality of Section 3.6(d)(i), each former or current member of management or personnel of the Business, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the creation, conception, reduction to practice, or development of the Transferred Intellectual Property or Transferred Technology (collectively, “Personnel”) has executed and delivered to Seller a proprietary information agreement restricting such Person’s right to disclose proprietary information of Seller.

(e)                                  Ownership; Sufficiency of Transferred Intellectual Property.  Seller owns or possesses adequate licenses or other rights to use, free and clear of Liens (other than Permitted Liens), orders, arbitration awards and contingent licenses arising from termination provisions (or other causes) in agreements between Seller and any other Person, all of the Transferred Technology and Transferred Intellectual Property.  Except (i) as provided on Section 3.6(e) of the Seller Disclosure Letter, (ii) for generally available desktop software used in the conduct of the Business pursuant to licenses (as referenced on Section 3.3 of the Seller Disclosure Letter), and (iii) for the assets to which Buyer shall have access as provided in the Transition Services Agreement or a license pursuant to the Retained Patent License Agreement or the IP and Technology License Agreement, the Transferred Intellectual Property and Transferred Technology constitutes all the Intellectual Property and Technology used in the operation of the Business as currently conducted and is all such Intellectual Property necessary to operate the Business after the Closing in substantially the same manner as the Business has been operated by Seller during the six (6) months prior to the Closing.

(f)                                    No Infringement by Seller.  Except as set forth on Section 3.6(f) of the Seller Disclosure Letter, the Transferred Intellectual Property and the Transferred Technology, and all related products and services used, marketed, sold or licensed by Seller in the conduct of the Business, do not infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any third party, including any Intellectual Property of any third party.  Except as set forth in Section 3.6(f) of the Seller Disclosure Letter, no litigation is now, or since January 1, 2003 has been, pending and no notice or other claim has been received by Seller, with respect to the Transferred Technology or the Business, (A) alleging that any of Seller has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the Intellectual Property of any third party, including any contamination or misappropriation of trade secrets claims, or (B) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or exclusively licensed by or to Seller.

(g)                                 No Infringement by Third Parties.  To Seller’s Knowledge, no third party is misappropriating, infringing, diluting or violating any of the Transferred Intellectual Property and no claims for any of the foregoing have been brought against any third party by Seller.  Seller has taken commercially reasonable steps to protect the Transferred Intellectual Property.

(h)                                 Assignment.  The execution, delivery and performance by Seller of this Agreement and the related agreements to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of Seller’s rights to own any of the Transferred Intellectual Property, nor require the consent of any Governmental Entity or third party in respect of any such Transferred Intellectual Property.

(i)                                     Technology.  The Transferred Technology was: (i) developed by employees of Seller within the scope of their employment; (ii) developed by independent contractors who have assigned their rights to Seller pursuant to written agreements; or (iii) otherwise acquired by Seller from a third party who assigned the Technology to Seller.  To Seller’s Knowledge, none of the current officers and employees of Seller has any patents issued or applications pending for any method, device, process, design or invention of any kind now used or needed by Seller in the furtherance of the Business, which patents or applications have not been assigned to Seller, with such assignment duly recorded in the United States Patent and Trademark Office and foreign patent office, as applicable.

(j)                                     Royalties and Licenses.  Seller has no obligation to compensate or account to any Person for the use of any of the Transferred Intellectual Property.

(k)                                  Export Control.  Seller has obtained all approvals necessary for exporting from any country in which Seller’s products of the Business are developed and exported, including the Transferred Technology, in accordance with all applicable export control regulations and importing the products and Transferred Technology into any country in which the products and Transferred Technology are now sold or licensed for use, and all such export and import approvals throughout the world are valid, current, outstanding and in full force and effect.

3.7                               Compliance; Permits.

(a)                                  Compliance.  Except as set forth on Section 3.7(a) of the Seller Disclosure Letter, Seller has not received any written notice that it is in violation of any Legal Requirement applicable to it or by which it or any of its properties is bound and relating to the Business or the Assets.  No material investigation or review by any Governmental Entity is pending or, to the Knowledge of Seller, has been threatened in a writing delivered to Seller, against Seller related to the Business.  There is no judgment, injunction, order or decree binding upon Seller related to the Business.

(b)                                 Permits.  Seller holds, to the extent legally required, all material Permits that are required for the operation of the Business, as currently conducted (collectively, “Business Permits”).  As of the date hereof, no suspension or cancellation of any of the Business Permits is pending or, to the Knowledge of Seller, threatened.  Seller has received no written notice that it is not in compliance in all material respects with the terms of the applicable Business Permits.

3.8                               Litigation.  Except as set forth in Section 3.8 of the Seller Disclosure Letter, there is no Proceeding pending, or, to Seller’s Knowledge, threatened against Seller with respect to the Business or against or affecting any of the Assets before any court or any other Governmental Entity that (a) involves potential liability to Seller of more than $75,000, (b) presents in large degree the same legal and factual issues as other actions or claims against Seller and, together with such actions and claims, relates to or involves potential liability of more than $75,000 against Seller, (c) seeks any injunctive relief or (d) relates to or otherwise may give rise to any legal restraint on or prohibition against the transactions contemplated by this Agreement.  To Seller’s Knowledge, Seller is not a party or subject to or in default under any Judgment applicable to the conduct of the Business or any Asset or Assumed Liability.  There is no Proceeding by Seller pending, or which Seller intends to initiate, against any other Person arising out of the conduct of the Business which involves an amount greater than $75,000.  Seller has not entered into any agreement to settle or compromise any Proceeding pending or threatened against it in relation to its operation of the Business which has involved any obligation other than the payment of money and for which it has any continuing obligation.  There are no Proceedings pending, or, to Seller’s Knowledge, threatened, by or against Seller with respect to this Agreement or the agreements contemplated hereby, or in connection with the transactions contemplated hereby or thereby.

3.9                               Environmental Matters.

(a)                                  Hazardous Material.  No underground storage tanks and no substance that has been designated by any Governmental Entity or by applicable Legal Requirement to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a “Hazardous Material”), are present in violation of applicable Legal Requirements in, on or under the Leased Property as a result of the actions of Seller, or, to the Knowledge of Seller, as a result of any actions of any third party.

(b)                                 Hazardous Materials Activities.  Seller has not, in connection with the Business, transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of or in a manner which would reasonably be expected to result in liability pursuant to, any Legal Requirement in effect on or before the Closing Date.  Seller, in connection with the Business, has not disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”) in violation of or in a manner which would reasonably be expected to result in liability pursuant to any Legal Requirement.

(c)                                  Generally.  Seller, with respect to the Business, has at all times during the last three (3) years been and currently is in compliance in all material respects with all Environmental Laws.  Seller currently holds all material Environmental Permits required for the operation of the Business and the use and occupancy of the Leased Property and is in compliance in all material respects with all terms and conditions of all material Environmental Permits.  Seller is not subject to nor has received written notice of any pending or, to Seller’s Knowledge, threatened Environmental Claim from any Governmental Entity or third party.  To Seller’s Knowledge, there are no facts or circumstance that could involve Seller (or after Closing, Buyer) in any Environmental Claim related to the Business.

3.10                        Contracts.

(a)                                  Material Contracts.  For purposes of this Agreement, “Seller Material Contract” shall mean, other than purchase orders entered into in the ordinary course of business:

(i)                                     any contracts to which Seller is a party with respect to the Business that would be “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) of the Business if the Business were a separate SEC reporting company;

(ii)                                  any contract containing any covenant expressly restricting the right of Seller to engage in any line of business or compete with any Person in any line of business which would be binding on Buyer as the successor in interest to Seller in the Business;

(iii)                               any contract, or group of contracts with a Person (or group of affiliated Persons), the termination or breach of which would have a Material Adverse Effect on the Business;

(iv)                              indentures, credit agreements, security agreements, mortgages, guarantees, promissory notes and contracts relating to or evidencing indebtedness for borrowed money of Seller (excluding any leases involving aggregate annual payments of less than $100,000 per lease) which would be binding on Buyer as successor in interest to Seller in the Business or result in a Lien on any of the Assets;

(v)                                 any legal entity in the nature of a partnership or joint venture, or a material strategic alliance, in each case relating to the Assets or the Business;

(vi)                              any contract which would reasonably be expected to prohibit or materially delay the consummation of the transactions contemplated by this Agreement;

(vii)                           any contract that involves the purchase or lease of personal property with any supplier or for the furnishing of services to Seller in connection with the Business with payments greater than $100,000 per year, other than purchase orders in the ordinary course of business and other than contracts or agreements that are terminable by Seller within 90 days or less;

(viii)                        any employment agreement or employment contract with an employee of the Business that cannot be terminated upon reasonable notice, or pay in lieu of reasonable notice, as required by applicable Legal Requirements;

(ix)                                any collective bargaining agreement, letter of intent, letter of understanding or other contract with any labor organization, union or other employee association relating to the Business;

(x)                                   (A) any continuing contract (including a purchase order of Seller) for the future purchase of materials, supplies or equipment or (B) any management, service, consulting or other similar contract, in any such case relating to the Business or the Assets and that has an aggregate future Liability to Seller or the Business in excess of $100,000;

(xi)                                any license, sublicense, option or other contract relating, in whole or in part, to any Transferred Intellectual Property or any Transferred Technology (including any license or other contract under which Seller granted the right to use any Transferred Intellectual Property or any Transferred Technology);

(xii)                             any contract (A) for the sale of any Asset (other than licenses and sales of Seller’s products in the ordinary course of business), (B) for the grant of any preferential rights to purchase any Asset, (C) for the grant of any exclusive right to use any Asset, or (D) requiring the consent of any party to the transfer of any Asset;

(xiii)                          any contract with any Governmental Entity relating to the Assets or the Business; and

(xiv)                         any contract (other than a purchase order or a sales order) relating to the Assets or the Business that has an aggregate future Liability to Seller in excess of $100,000 and extends for a term more than ninety (90) days from the date of this Agreement.

(b)                                 Schedule.  Section 3.10(b) of the Seller Disclosure Letter sets forth a list of all Seller Material Contracts to which Seller is a party or by which it is bound by as of the date hereof.

(c)                                  No Breach.  All Seller Material Contracts that are Assigned Contracts are valid and in full force and effect and are enforceable in all material respects against Seller and, to Seller’s Knowledge, the other party thereto, in accordance with their terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally or general equitable principles.  Except as set forth in Section 3.10(c) of the Seller Disclosure Letter, Seller has performed in all material respects all material obligations required to be performed by it to date under all Seller Material Contracts that are Assigned Contracts, there are no material Liabilities accrued under any Seller Material Contract that is an Assigned Contract with respect to any period prior to the Closing (other than those that will be discharged, paid or performed prior to the Closing), and Seller is not (with or without the lapse of time or the giving of notice, or both) in material breach or material default in any respect thereunder and, to Seller’s Knowledge, no other party to any Seller Material Contract that is an Assigned Contract is (with or without the lapse of time or the giving of notice, or both) in material breach or material default in any respect thereunder.  Seller has not received any written notice of the intention of any party to terminate any Seller Material Contract that is an Assigned Contract.  Except as set forth on Section 3.10(c) of the Seller Disclosure Letter, complete and correct copies of all Seller Material Contracts that are Assigned Contracts have been delivered to Buyer by Seller.

3.11                        Brokers’ and Finders’ Fees.  Except for fees payable to Morgan Stanley, Seller has not incurred, nor shall it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.12                        Condition of Assets; Limited Warranties.

(a)                                  Except as set forth on Section 3.12 of the Seller Disclosure Letter and for personal property currently undergoing repair or maintenance in the ordinary course of the Business, each material item of tangible personal property included in the Assets is in all material respects in good working order (normal wear and tear and depreciation excepted) and has been maintained in all material respects in accordance with generally accepted industry practice.

(b)                                 Except as otherwise expressly provided in this Agreement, Seller makes no other representations or warranties whatsoever to Buyer, express, implied or statutory, concerning the Assets, the Assumed Liabilities or the Business, including any representation or warranty as to value, quality, quantity, condition, merchantability, design, suitability, usability, salability, obsolescence, working order, compliance with law, validity or enforceability.  BUYER SPECIFICALLY ACKNOWLEDGES THAT NO WARRANTIES Of MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ARE MADE OR SHOULD BE IMPLIED IN THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

3.13                        Customers; Suppliers.

(a)                                  Except for the customers named in Section 3.13(a) of the Seller Disclosure Letter, the Business does not have any customer from whom it received more than 5% of its revenue during its most recent full fiscal year.  Except as set forth in Section 3.13(a) of the Seller Disclosure Letter, since the date of the statement of net assets to be sold included in the Financial Statements, there has not been, to Seller’s Knowledge, any material adverse change in Seller’s relationship with any customer named in Section 3.13(a) of the Seller Disclosure Letter.  Except as set forth on Section 3.13(a) of the Seller Disclosure Letter, during the two years prior to the date hereof, Seller has not received any written or oral customer complaint concerning the Business, other than complaints that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Business.

(b)                                 Except for the suppliers named in Section 3.13(b) of the Seller Disclosure Letter, the Business has not purchased, from any single supplier, goods or services for which the aggregate purchase price exceeds 20% of the total value of goods and services purchased by the Business during its most recent full fiscal year.  Except as set forth in Section 3.13(b) of the Seller Disclosure Letter, since the date of the statement of net assets to be sold included in the Financial Statements there has not been, to Seller’s Knowledge, any material adverse change in Seller’s relationship with any supplier named in Section 3.13(b) of the Seller Disclosure Letter.

(c)                                  Except as set forth in Section 3.13(c) of the Seller Disclosure Letter, Seller has not entered into any written agreements that would adversely effect or limit or restrict Buyer’s ability to distribute or sell the products of the Business in any jurisdiction.

3.14                        Employee Benefit Plans and Employment Agreements.

(a)                                  Seller does not have any employment contract with any officer or employee or any other consultant or person that may be a Transferred Employee.  Except as set forth in Section 3.14(a) of the Seller Disclosure Letter, Seller and its Affiliates do not have any deferred compensation, pension, retirement, health, profit sharing, incentive bonus, stock purchase, stock option, hospitalization, insurance, severance, workers’ compensation, supplemental unemployment benefits, vacation benefits, disability benefits, or any other employee pension benefit (as defined in ERISA or otherwise) or welfare benefit obligation, or any other employee benefit of any kind whatsoever whether under a plan or agreement, covering any of their current or former employees or consultants of the Business (“Employee Plans”).

(b)                                 Each Employee Plan has been maintained, funded, operated and administered in compliance in all material respects with all applicable laws and regulations, including but not limited to, ERISA, the Code, and the Health Insurance Portability and Accountability Act of 1996.  Each Employee Plan that is intended to be qualified under Section 401(a) of the Code and each trust forming a part thereof that is intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination letter from the IRS as to its qualification and tax-exempt status and nothing has occurred since the date of such determination letter that would reasonably be expected to adversely affect the qualification of such Employee Plan or the tax-exempt status of such related trust.  No Employee Plan is a plan subject to Section 302 or Title IV of ERISA, nor a “multiemployer plan” as defined in Section 3(37) of ERISA and 414(f) of the Code, nor a “multiple employer plan” as described in Section 4063(a) of ERISA and 413 of the Code, and neither Seller nor any Person which, together with Seller, would be (or would have ever been) treated as a single employer under Section 4001 of ERISA or Section 414 of the Code has ever contributed or had an obligation to contribute to any such plans.

(c)                                  Except as set forth in Section 3.14(c) of the Seller Disclosure Letter, no current or former director, officer, consultant or other employee of the Business will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any employee stock option or other benefit under any stock option plan or compensation plan or arrangement of Seller) as a result of the transactions contemplated hereby or any termination of employment or service in connection therewith (except as required under COBRA or as may be required under Section 411(d)(3) of the Code).

(d)                                 No Employee Plan provides post-retirement health and medical, life or other welfare benefits for retired employees of the Business (other than benefit coverage mandated by applicable statute, including benefits provided pursuant to COBRA).

3.15                        Employment and Labor Matters.

(a)                                  (i) There is no, and during the past two (2) years there has not been any, labor strike, lockout, slowdown, or other labor dispute pending, or, to Seller’s Knowledge, threatened with respect to the employees of the Business, (ii) there are no union claims or demands to represent, or organizational campaigns in progress with respect to, the employees of the Business; (iii) there is no collective bargaining or similar agreement or any arrangement with any labor organization, or work rules or practices agreed to with any labor organization or employee association, applicable to employees of the Business; (iv) none of the employees of the Business are represented by any labor organization; (v) Seller is not nor has at any time since January 1, 2003 has Seller been engaged in any unfair labor practice in connection with the conduct of the Business; (vi) Seller is and has at all times since January 1, 2003 with respect to the Business been in compliance in all material respects with all applicable Laws respecting labor, employment standards, human rights, fair employment practices, work place safety and health, terms and conditions of employment, classification of employees and wages and hours; (vii) Seller is not delinquent in any material respect in any material payments to any of the employees of the Business for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees; (viii) Seller has, in all material respects, withheld all amounts required by Legal Requirements or by agreement to be withheld from the wages, salaries, commissions, bonuses, fees and any other payments to employees of the Business, (ix) there are no Proceedings, formal or informal grievances, complaints or charges with respect to employment or labor matters relating to the Business (including, without limitation, charges of employment discrimination, retaliation or unfair labor practices) pending or, to Seller’s Knowledge, threatened in any judicial, regulatory or administrative forum, or under any dispute resolution procedure; (x) none of Seller’s employment policies or practices with respect to the Business is currently being or has since January 1, 2003 been audited or investigated; (xi) Seller is not subject to any consent decree, order of any court, tribunal, arbitration or Government Authority or settlement thereof in respect of any labor or employment matters with respect to the Business; (xii) there are no written employment contracts applicable to employees of the Business other than those set forth in or attached to Section 3.15(a) of the Seller Disclosure Letter, true and correct copies of which have been previously delivered to Buyer; and (xiii) to Seller’s Knowledge, no employees of the Business are in material violation of any material term of any employment contract, non-disclosure agreement, noncompetition agreement or any restrictive covenant to a former employer relating to the right of any such person to be employed by or provide service to Seller or to the use by Seller of trade secrets or proprietary information of others.

(b)                                 Section 3.15(b) of the Seller Disclosure Letter sets forth the name of each employee of the Business as of the date hereof that Seller intends as of the date hereof to transfer to Buyer in connection with the transactions contemplated hereby (the “Business Employees”), their respective titles or positions, dates of hire, regular work location, current annual compensation (salary, bonus and otherwise), current rate of accrual of paid time off, and a description of their status (i.e., whether active or on leave of absence) as of the date of this Agreement. To the extent any employee listed on Section 3.15(b) of the Seller Disclosure Letter is on leave of absence, Section 3.15(b) of the Seller Disclosure Letter further describes the type of leave, the date it commenced and the expected duration of leave.  Except as set forth on Section 3.15(b) of the Seller Disclosure Letter, there are no Business Employees on layoff, and there are no individuals not currently listed as Business Employees on Section 3.15(b) of the Seller Disclosure Letter with recall or preferential rehire rights and no Business Employees listed on Section 3.15(b) of the Seller Disclosure Letter have any such rights.

(c)                                  There is no policy, plan or program of paying severance pay or any form of severance compensation in connection with the termination of any employee of the Business.  To Seller’s Knowledge, the transfer of the Assets in connection with the transactions contemplated by this Agreement will not adversely affect the authority of any employee of the Business to work in the United States or any other country.  Except as set forth on Section 3.15(c) of the Seller Disclosure Letter, no employee of the Business is, to Seller’s Knowledge, a party to or bound by any contract or subject to any judgment that may materially interfere with the use of such Person’s best efforts to promote the interests of the Business.

(d)                                 There are no Contingent Workers employed or used with respect to the Business.

3.16                        Investor Representations.

(a)                                  Seller has received (via EDGAR) and reviewed a copy of Buyer’s Annual Report on Form 10-K for the year ended January 29, 2005, Buyer’s Quarterly Reports on

Form 10-Q for the three months ended April 30, 2005, Buyer’s 2005 Annual Report to Stockholders and Buyer’s Proxy Statement for the 2005 annual stockholder meeting.

(b)                                 Seller is an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Buyer Common Stock.

(c)                                  Seller is obtaining the Buyer Common Stock for its own account, for investment purposes, and not for distribution, assignment or resale to others; provided, however, that nothing contained herein shall prevent Seller from transferring such securities pursuant to the exercise of rights under the Registration Rights Agreement.  No other Person (other than Buyer) has any direct or indirect beneficial interest in the Buyer Common Stock being transferred to Seller hereunder.

(d)                                 Seller understands that the sale of the Buyer Common Stock by Buyer (except as contemplated by the Registration Rights Agreement) has not been and will not be registered under the Securities Act, or any state securities laws, will be conducted in reliance on the exemption for nonpublic offerings provided by Section 4(2) of the Act and Regulation D promulgated thereunder and analogous state securities law provisions, and will be subject to the restrictions contained in Rules 144 and 145 under the Securities Act.  Seller further understands that the Buyer Common Stock must be held indefinitely by Seller unless such Buyer Common Stock is subsequently registered under the Securities Act and applicable state securities laws or an exemption from such registration is available.  Seller further understands that except as expressly provided in the Registration Rights Agreement, Buyer is under no obligation to register such securities on Seller’s behalf or to assist it in complying with any exemption from registration and that such securities may not be sold pursuant to Rule 144 or Rule 145 promulgated by the SEC pursuant to the Securities Act unless all of the conditions of such rules are met.  Seller understands that the shares of Buyer Common Stock delivered hereunder are restricted by the provisions of, and shall bear the legend specified in, Section 6.10, except as otherwise provided therein.

3.17                        Disclosure.  No representation or warranty of Seller contained in this Agreement or in any related agreement contemplated hereby and entered into by Seller, and no statement of Seller contained in any certificate furnished by or on behalf of Seller to Buyer pursuant to Section 7.2 of this Agreement or any Schedule hereto or the Seller Disclosure Letter, contains any untrue statement of a material fact, or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein, taken as a whole, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, except as otherwise set forth in writing in appropriately corresponding sections of the disclosure letter supplied by Buyer dated as of the date hereof (the “Buyer Disclosure Letter”), as follows:

4.1                               Organization; Standing and Power.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of Bermuda.  Buyer has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing would not have a Material Adverse Effect on Buyer.

4.2                               Authority; Non-Contravention; Necessary Consents.

(a)                                  Authority.  Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Buyer and, assuming due execution and delivery by Seller, constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally or general equitable principles.

(b)                                 Non-Contravention.  The execution and delivery of this Agreement by Buyer does not, and performance of this Agreement by Buyer will not: (i) conflict with or violate Buyer’s Certificate of Incorporation or Bylaws, (ii) conflict with or violate any material Legal Requirement applicable to Buyer or by which Buyer or any of its properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Buyer’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Lien on any of the material properties or assets of Buyer pursuant to, any material contract to which Buyer is a party or by which Buyer or any of its properties are bound or affected, in each case, except as would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

(c)                                  Necessary Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the Necessary Consents and (ii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Buyer or Seller or materially adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby within the time frame in which such transactions would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings.

4.3                               Brokers’ and Finders’ Fees.  Except for fees payable to Credit Suisse First Boston, Buyer has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

4.4                               Available Funds.  Buyer has all funds necessary to satisfy all of Buyer’s obligations under this Agreement.

4.5                               Buyer Common Stock.  The Buyer Common Stock to be delivered to Seller pursuant to Sections 2.2 and 2.3(a) by Buyer will be duly authorized and will, when issued in accordance with the terms of this Agreement, be validly issued and outstanding, fully paid and nonassessable and the issuance of such shares will not be subject to any preemptive or similar rights.

4.6                               SEC Documents; Financial Statements.  Since January 1, 2003, Buyer has filed with the SEC all forms, reports, statements, schedules and other documents (including all exhibits and other information incorporated therein), required to be filed by Buyer with the SEC under the Securities Act, the Exchange Act, and the rules promulgated by the SEC thereunder (the “Buyer SEC Documents”).  As of their respective filing dates, the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Documents and none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of Buyer included in the Buyer SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

ARTICLE V
CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1                               Conduct of the Business by Seller.

(a)                                  Ordinary Course.  During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date (except (i) as contemplated by this Agreement, (ii) as disclosed in Section 5.1 of the Seller Disclosure Letter, or (iii) to the extent that Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned)), Seller shall carry on the Business in all material respects, in the ordinary course, consistent with past practice, and shall use its commercially reasonable efforts to preserve intact the Business, its current business organization and its relationships with third parties and to keep available the services of its officers and employees, including payment of all Taxes that become due as they become due.

(b)                                 Maintenance of Assets.  Seller shall maintain the Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal conduct of Seller’s business in the ordinary course, consistent with past practice.

(c)                                  Limitations.  In addition, without limiting the generality of Section 5.1(a), except as permitted by the terms of this Agreement, without the prior written consent of Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, Seller shall not do any of the following:

(i)                                     Transfer any of the Assets except for any transfer in the ordinary course of business, consistent with past practice;

(ii)                                  Permit or allow any Asset to become subject to any license or other Lien (other than Permitted Liens);

(iii)                               Fail to maintain the Assets, in the aggregate, in a condition comparable to their current condition, reasonable wear, tear and depreciation excepted, and except for Assets disposed of, sold or consumed in the ordinary course of business, consistent with past practice;

(iv)                              Terminate or materially amend any Assigned Contract except in the ordinary course of business, consistent with past practice;

(v)                                 Reduce or discount any prices of products of the Business;

(vi)                              Enter into any license, option or other contract relating or pertaining to Transferred Intellectual Property or Transferred Technology that would constitute Assets;

(vii)                           Enter into any joint ventures, strategic partnerships or alliances that pertain or relate to the Business; or

(viii)                        Agree to or make any commitment to take any actions prohibited by this Section 5.1.

(d)                                 Advise of Changes.  Seller shall promptly advise Buyer in writing of the occurrence of any matter or event that is material to the assets, condition (financial or otherwise), Liabilities or results of operations of the Business.

ARTICLE VI
PRE-CLOSING AND POST-CLOSING COVENANTS

6.1                               Confidentiality; Access to Information.

(a)                                  Confidentiality.  The parties acknowledge that Seller and Buyer have previously executed a non-disclosure agreement dated June 15, 2005 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and Buyer will hold, and will cause its directors, officers, employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Information (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

(b)                                 Access to Information.  Seller shall afford Buyer and Buyer’s accountants, counsel and other Representatives reasonable access during normal business hours to the properties, books, records and personnel of Seller relating to the Business during the period prior to the Closing to obtain all information concerning the Business, including the status of product development efforts, properties, results of operations and personnel, as Buyer or its Representatives may reasonably request; provided, however, that Seller may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to Seller requires Seller to restrict or prohibit access to any such properties or information.

6.2                               Public Disclosure.  Neither Buyer nor Seller nor any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the other transactions contemplated hereby without the prior written consent of the other party, except as may be required by law or by any listing agreement with, or the policies of, a national securities exchange in which circumstance reasonable efforts to consult with the other party will still be required to the extent practicable.

6.3                               Regulatory Filings; Reasonable Best Efforts.

(a)                                  Regulatory Filings.  Buyer and Seller shall coordinate and cooperate with one another and shall each use reasonable best efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, Buyer and Seller shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the transactions contemplated hereby, including, if applicable: (i) Notification and Report Forms with the FTC and DOJ as required by the HSR Act, (ii) any other filing necessary to obtain any Necessary Consent, and (iii) filings under any other comparable pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto.  Buyer and Seller shall comply as promptly as practicable with any request for additional information, documents or other materials received by such party hereto or any of its subsidiaries or Affiliates from any Governmental Entity.  Buyer and Seller will cause all documents that they are responsible for filing with any Governmental Entity under this Section 6.3(a) to comply in all material respects with all applicable Legal Requirements.  All filing fees under the HSR Act and any other Antitrust Laws shall be split evenly between Buyer and Seller.

(b)                                 Exchange of Information.  Buyer and Seller each shall promptly supply the other with any information which may be required in order to effectuate any filings or application pursuant to this Section 6.3.  Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, Buyer and Seller shall consult with outside counsel to the other prior to taking a position with respect to any such filing, shall permit outside counsel to the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or other Proceedings in connection with this Agreement or the transactions contemplated hereby (including under any Antitrust Laws or other fair trade Legal Requirement), coordinate with outside counsel to the other in preparing and exchanging such information and promptly provide outside counsel to the other with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party to any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, Buyer and Seller need not supply outside counsel to the other with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its subsidiaries to restrict or prohibit access to any such properties or information.

(c)                                  Notification.  Buyer and Seller will notify the other promptly upon the receipt of any comments from any officials of any Governmental Entity regarding this Agreement or the transactions contemplated hereby, including any filings made pursuant hereto and information provided to comply with any Legal Requirements.  Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.3(a), Buyer and Seller, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d)                                 Reasonable Best Efforts.  Upon the terms and subject to the conditions set forth herein, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

6.4                               Notification of Certain Matters.  Seller shall give prompt notice to Buyer and Buyer shall give prompt notice to Seller, of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate or any failure of Buyer or Seller, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, such that, (A) in the case of Seller, the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied or (B) in the case of Buyer, the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied.

6.5                               Third-Party Consents.  As soon as practicable following the date hereof, Seller will use its commercially reasonable efforts (at its own expense) to obtain (and Buyer will cooperate at its expense with Seller to obtain) all consents, waivers and approvals under any Seller Material Contract as may be required to be obtained in connection with the transactions contemplated hereby.

6.6                               Employee Matters.

(a)                                  Effective as of the end of business on the Closing Date (the “Employment Termination Date”), Seller shall terminate, and effective as of the beginning of business on the business day following the Closing Date (the “Employment Commencement Date”), Buyer will offer to employ the employees of Seller listed on Section 3.15(b) of the Seller Disclosure Letter and who are employed by Seller as of the Closing Date.  Such offer of employment shall include compensation (including bonuses, commissions, stock options, restricted stock, other forms of equity compensation and benefits) that is comparable to the compensation (including bonuses, commissions, stock options, restricted stock, other forms of equity compensation and benefits) provided to such employees by Seller immediately prior to the execution of this Agreement.  Those employees described in the preceding sentence who accept employment with (and become employed by) Buyer are the “Transferred Employees.”  On and after the Closing, Buyer shall provide to the Transferred Employees participation in any pension, 401(k), medical, dental, vision, life, disability and other benefit plans (the “Buyer Plans”) offered to similarly situated employees of Buyer.  To the extent permitted under the Buyer Plans, Buyer shall take all necessary actions to provide that Transferred Employees will receive full credit for years of service with Seller under the Buyer Plans to the extent taken into account for such purposes under the benefit plans of Seller in which such Persons were participating as of the date of this Agreement (the “Seller Plans”) prior to the Closing (other than with respect to benefit accrual under employee 401(k) or other pension or retiree welfare benefit plans and not for equity compensation vesting or vacation).  To the extent permitted under the Buyer Plans, Buyer shall give credit under those of its Buyer Plans that are welfare benefit plans for all amounts credited toward deductibles and out-of-pocket maximums, and time accrued against applicable waiting periods, by Transferred Employees (including their eligible dependents), in respect of the calendar year in which the Closing occurs.  For any Transferred Employee or dependent of a Transferred Employee who has satisfied Seller’s pre-existing condition exclusion and/or who has creditable coverage from another group plan or individual plan, such Transferred Employee or such dependent would not be subject to Buyer’s pre-existing condition exclusion.  If a Transferred Employee or dependent of a Transferred Employee has partially satisfied Seller’s pre-existing condition exclusion, the amount of time credited to the completion of that pre-existing condition exclusion will be honored by Buyer.

(b)                                 Buyer shall be responsible for making continuation coverage under Code Section 4980B and Sections 601-608 of ERISA (“COBRA”) available to any Transferred Employee and any eligible spouse or dependent who experiences a “qualifying event,” as defined in Code Section 4980B(f)(3), after the Employment Termination Date.

(c)                                  Notwithstanding any possible inferences to the contrary, Buyer and Seller do not intend for this Section 6.6 to create any rights or obligations except as among Buyer and Seller and no past, present or future employees of Seller or Buyer (or dependents thereof) shall be treated as third party beneficiaries of this Section 6.6.

6.7                               Insurance Matters.  Seller shall use its commercially reasonable efforts to keep all insurance policies presently maintained relating to the Business in full force and effect through the close of business on the Closing Date.  Coverage of the Assets shall terminate as of the Closing Date under all such policies.

6.8                               Noncompetition Agreement.  As an inducement for Buyer to enter into this Agreement, for a period of three (3) years from the Closing Date, Seller will not, directly or indirectly, engage in, acquire, own or hold a business anywhere in the world that competes with the Business as conducted immediately prior to the Closing Date (the “Seller Restricted Business”), including as a proprietor, principal, agent, partner, stockholder, member of any association, consultant or otherwise.  The restrictions set forth in this Section 6.8 shall not prohibit or otherwise restrict Seller from (i) purchasing and/or owning (directly or indirectly) up to two percent of the issued and outstanding capital stock of a publicly held entity carrying on a Seller Restricted Business, so long as Seller does not participate in the control or take an active part in the management or direction thereof and does not in any way render services thereto, (ii) acquiring (directly or indirectly) any Person or business engaged in a Seller Restricted Business as of the date of such acquisition (or as of any other date) (such Person or business, an “Acquired Business”), if less than thirty percent (30%) of the consolidated gross revenues of such Acquired Business during the last completed fiscal year of such Acquired Business prior to such acquisition were derived from any Seller Restricted Business, and Seller may in such case continue to conduct such Seller Restricted Business through such Acquired Business without any limitation or restriction hereunder; or (iii) acquiring (directly or indirectly) any Acquired Business even if thirty percent (30%) or more of the consolidated gross revenues of such Acquired Business during the last completed fiscal year of such Acquired Business prior to such acquisition were derived from any Seller Restricted Business, provided that, in such event, Seller shall, no later than six (6) months following the completion of such acquisition, dispose of the portion of such Acquired Business that is then engaged in such Seller Restricted Business.

6.9                               Additional Services.  Between the date of this Agreement and the Closing Date, Seller and Buyer agree to negotiate in good faith a customary business arrangement (including pricing) under which Seller would purchase from Buyer the application specific integrated circuits (ASICs) for the products identified in Exhibit B of the Transition Services Agreement and Buyer would provide the required support services for each of those products.  The parties shall attempt to reach an agreement on pricing and other terms and conditions on a product by product basis.  To the extent that the parties are able to reach an agreement with respect to the ASIC for a specific product, Buyer shall not be required to provide Seller Transition Services (as defined in the Transition Services Agreement) under the Transition Services Agreement with respect to that product.

6.10                        Restrictions on Resale of Buyer Common Stock. The Buyer Common Stock delivered by Buyer hereunder will be transferable by Seller only pursuant to (a) public offerings registered under the Securities Act and any applicable state securities law or (b) an available exemption under the Securities Act and any applicable state securities law.  The transfer agent for the Buyer Common Stock has been instructed to block any transfers of Buyer Common Stock that are not in compliance with these provisions.  The certificate representing the shares of Buyer Common Stock delivered hereunder shall be imprinted with a legend in substantially the following form:

“THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES ACT, AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO THE REGISTRATION PROVISIONS OF SUCH ACTS OR AN EXEMPTION THEREFROM.”

It is understood and agreed that the legend set forth above shall be removed by delivery of substitute certificates without such legend if Seller shall have delivered to Buyer an opinion of counsel reasonably satisfactory to Buyer to the effect that such legend is not required for purposes of the Securities Act.

6.11                        Net Inventory Adjustment.

(a)                                  On the day preceding the Closing Date, Seller shall conduct a physical count of the Inventory on hand after the close of business on such day.  The parties will mutually agree in advance on a plan for the physical count of the Inventory (including a determination of the scope thereof), and Buyer or representatives of Buyer shall be entitled to observe the physical count of the Inventory pursuant to such plan.

(b)                                 Within ten (10) days after the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Statement”) setting forth the value of the net Inventory as of the Closing (but determined immediately prior to giving effect to the transactions contemplated hereby) (the “Closing Net Inventory Value”).  If the Statement as prepared by Seller reflects a Closing Net Inventory Value of less than $5,300,000, Seller shall include with the Statement a check payable to Buyer in the amount of the difference between $5,300,000 and the Closing Net Inventory Value.  For purposes of determining the Closing Net Inventory Value, the Inventory shall be valued in accordance with the methodology used by Seller in the preparation of the Financial Statements, including netting any reserve for excess or obsolete inventory against the gross inventory balance.

(c)                                  During the fifteen (15) day period following Buyer’s receipt of the Statement, Buyer shall be permitted to review Seller’s working papers relating to the Statement.  Unless Buyer gives written notice of its disagreement with the Statement (a “Notice of Disagreement”) to Seller prior to the twentieth (20th) day following delivery of the Statement, then (A) the Statement shall become final and binding upon such 20th day, and (B) if the Closing Net Inventory Value is more than $5,300,000, Buyer within five (5) business days thereafter will deliver to Seller a check payable to Seller in the amount by which the Closing Net Inventory Value exceeds $5,300,000.

(d)                                 Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted.  If a Notice of Disagreement is received by Seller in a timely manner, then the Statement (as revised in accordance with this Section 6.11) shall become final and binding upon Seller and Buyer on the earlier of (i) the date on which Seller and Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below).

(e)                                  During the 30-day period following the delivery of a Notice of Disagreement, Seller and Buyer shall seek to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement.  At the end of such 30-day period, Seller and Buyer shall submit to an independent accounting firm (the “Accounting Firm”) for arbitration of any matters which remain in dispute and which were properly included in the Notice of Disagreement.  The Accounting Firm shall be the Orange County office of Ernst & Young, LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by Seller and Buyer in writing.  Seller and Buyer hereby agree to use their commercially reasonable efforts to cause the Accounting Firm to render a decision resolving the matters submitted to the Accounting Firm within thirty (30) days following submission.  Seller and Buyer agree that judgment may be entered upon the arbitral award of the Accounting Firm in any court having jurisdiction pursuant to Section 10.9.  The cost of any arbitration (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 6.11 shall be borne by Buyer and Seller in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm, as arbitrators, at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.  The costs and expenses incurred by the accountants, auditors and other Representatives of any party hereto in connection with such party’s review of the Statement or otherwise in connection with the matters that are the subject of this Section 6.11 shall be borne by the party incurring such expenses.

(f)                                    If the sum of the Closing Net Inventory Value as finally determined pursuant to subsections (d)-(e) (the “Final Closing Net Inventory Value”) and the amount of any check provided to Buyer with the Statement (if any) is less than $5,300,000, Seller shall, within ten (10) business days after the determination of the Final Closing Net Inventory Value, deliver to Buyer a check payable to Buyer in the amount of the excess of (i) $5,300,000 over (ii) the sum of the Final Closing Net Inventory Value and the amount of any check provided to Buyer with the Statement (if any).  Conversely, if the sum of the Final Closing Net Inventory Value and the amount of any check provided to Buyer with the Statement (if any) is more than $5,300,000, Buyer shall, within ten (10) business days after the determination of the Final Closing Net Inventory

Value, deliver to Seller a check payable to Seller in the amount by which the sum of the Final Closing Net Inventory Value and the amount of any check provided to Buyer with the Statement (if any) exceeds $5,300,000.

6.12                        Supplement to Disclosure Letter.  Each of Buyer and Seller may, at any time after the date hereof and prior to the Closing, supplement any Section of its respective Disclosure Letter to account for a condition or event that renders untrue or inaccurate any representation, warranty, covenant, agreement or other provision of this Agreement or with respect to any matter that was or would have been required to be set forth or described in the respective Disclosure Letter; provided, however, that no supplement or amendment to any Disclosure Letter shall have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VII or for purposes of determining whether any Person is in breach of this Agreement or whether any Person is entitled to indemnification pursuant to Article IX or any other remedy at law or in equity (to the extent available under the other terms of this Agreement).

6.13                        Tax Covenants.

(a)                                  Cooperation and Exchange of Information.  Seller and Buyer will provide each other with such cooperation and information as any of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other Proceeding in respect of Taxes.  Any information obtained under this Section 6.13(a) shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other Proceeding.

(b)                                 Transfer Taxes.

(i)                                     Notwithstanding anything to the contrary in Section 6.13(b)(ii), Buyer and Seller shall split equally the financial responsibility for all real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement.

(ii)                                  The sales, use and transfer Tax Returns required by reason of the transferring and recording of title to the Assets, if so required by Law, shall be timely prepared by the party legally obligated to make such filing.  The party legally obligated to file any Tax Return relating to Transfer Taxes shall provide a copy of such Returns to Seller and Buyer at least fifteen (15) days prior to the date such Tax Returns are due, along with a calculation of the amount of Transfer Taxes payable by Buyer.  The parties agree to cooperate with each other in connection with the preparation and filing of such Tax Returns, in obtaining all available exemptions from such Transfer Taxes and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.  Each party hereto shall execute and deliver all instruments and certificates necessary to enable the other party or parties to comply with the foregoing.

(c)                                  Property Taxes.  All real estate, personal property, and ad valorem Taxes relating to the Assets which shall have become due and payable prior to the Closing Date shall be paid by Seller.  All such Taxes with respect to taxable periods that include, but do not begin or end on, the Closing Date shall be prorated to the Closing Date (such proration is to be based on the number of days in the taxable period up to and including the Closing Date, relative to the number of days in the entire taxable period).  In connection with such proration, in the event the actual Tax amounts are not available at the Closing Date, proration of Taxes shall be based on 105% of the actual Taxes for the preceding year for which actual Tax amounts are available.  The amount due one party as a result of such proration shall be paid to the other party at the Closing, provided, however, that in the event actual Tax amounts are not available at the Closing Date, an appropriate additional adjustment payment shall be made by one party to the other party within ten days after such actual Tax amounts are assessed.

6.14                        Post-Closing Cooperation; Access and Assistance.

(a)                                  Buyer and Seller shall cooperate with each other, and shall cause their respective Representatives to cooperate with each other, after the Closing to ensure the orderly transition of the Business from Seller to Buyer and to minimize any disruption to the Business and to either party that might result from the transactions contemplated hereby.  After the Closing, upon reasonable notice, Buyer and Seller shall furnish or cause to be furnished to each other and their respective Representatives reasonable access, during normal business hours, to such information and assistance relating to the Business (to the extent within the control of such party) as is reasonably necessary for (i) financial reporting and accounting matters and (ii) defense or prosecution of litigation and disputes.

(b)                                 After the Closing, upon reasonable written notice, Buyer and Seller shall furnish or cause to be furnished to each other and their respective Representatives, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or other Proceeding related to any Tax Return.  Seller and Buyer shall cooperate with each other in the conduct of any audit or other Proceeding relating to Taxes involving the Business.

(c)                                  In the event and for so long as any party hereto is contesting or defending against any third-party Proceeding in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the other party hereto shall (x) fully cooperate with it and its counsel in, and assist it and its counsel with, the contest or defense, (y) make available its personnel (including for purposes of fact finding, consultation, interviews, depositions and, if required, as witnesses), and (z) provide such information, testimony and access to its books and records, in each case as shall be reasonably requested in connection with the contest or defense, all at the sole cost and expense (not including employee compensation and benefits costs) of the contesting or defending party as described in Section 6.14(d) (unless the contesting or defending party is entitled to indemnification therefor under Article IX).  For the avoidance of doubt, this Section 6.14(c) shall not apply with respect to disputes between the parties hereto.

(d)                                 Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred by the other in assisting such party pursuant to this Section 6.14.  No party shall be required by this Section 6.14 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (including, in the case of Buyer, of the Business).

6.15                        Release of Liens.  On or prior to the Closing, Seller shall cause any and all Liens other than Permitted Liens recorded against or otherwise respecting the Assets to be satisfied and released in full and shall cause the holders of such Liens to file all documents and make all filings in all relevant jurisdictions necessary to release such Liens.  All such releases, filings and documentation shall be in form and substance reasonably acceptable to Buyer.

6.16                        Cooperation with Warranty Claims.  Buyer agrees to process and handle all warranty claims arising in respect of products of the Business shipped or sold prior to the Closing, and to promptly inform Seller of any material costs incurred by Buyer in processing and handling such warranty claims.  Buyer agrees to report to Seller any warranty claims being processed under this Section 6.16 within two business days of the warranty claim being reported to Buyer.  Seller agrees to indemnify Buyer for all out-of-pocket costs and expenses actually incurred by Buyer in performing its obligations pursuant to this Section 6.16.

6.17                        SEC Approval of Financial Statements.  Buyer will use its reasonable best efforts to apply to the SEC as soon as practicable following the date of this Agreement for permission to use the Financial Statements in Buyer’s required SEC filings following the Closing, provided that (i) in no event shall such filing be made by Buyer more than five (5) business days from the date hereof and (ii) Seller (and, as applicable, its outside auditors) will reasonably cooperate with Buyer in connection therewith.

6.18                        Additional Financial Statements.  If Seller is required to provide (and does provide) additional financial statements to Buyer pursuant to clause (ii) of Section 7.2(g), such financial statements provided to Buyer shall be prepared in accordance with GAAP applied on a consistent basis throughout the period involved and shall fairly present in all material respects the financial condition, results of operations, and cash flows (in each case if required to be presented in such financial statements) of the Business at the date or for the applicable period covered thereby.

ARTICLE VII
CONDITIONS OF PURCHASE

7.1                               Conditions to the Obligations of Each Party to Effect the Purchase.  The respective obligations of each party to this Agreement to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)                                  No Order.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Legal Requirement (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated hereby; provided, however, that prior to invoking this condition, the party so invoking this condition shall have complied with its obligations under Section 6.3.

(b)                                 HSR Act.  If filing under the HSR Act is required in connection with the transactions contemplated hereby, all waiting periods (and any extension thereof) thereunder have expired or terminated early.

(c)                                  Necessary Consents.  All Necessary Consents required to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby shall have been obtained or made.

7.2                               Additional Conditions to the Obligations of Buyer.  The obligations of Buyer to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a)                                  Representations and Warranties.  The representations and warranties of Seller contained in Article III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made as of such date, except (i) for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date and (ii) to the extent the representation or warranty is already qualified by materiality, it shall be true and correct.  Buyer shall have received a certificate with respect to the foregoing signed on behalf of Seller, with respect to the representations and warranties of Seller, by an authorized senior executive officer of Seller.

(b)                                 Agreements and Covenants.  Seller shall have performed or complied in all material respects with the covenants, obligations and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c)                                  Litigation Matters.  No litigation brought by a Governmental Entity shall be pending, and no litigation shall be threatened by any Governmental Entity, which seeks to enjoin or prohibit the consummation of the transactions contemplated hereby, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

(d)                                 Material Adverse Effect.  There shall not have occurred any Material Adverse Effect on the Business during the period from the date hereof to the Closing Date.

(e)                                  Closing Deliveries.  Buyer shall have received all documents, instruments and other closing deliveries as contemplated by Section 2.3(b).

(f)                                    Consents.  Seller shall have delivered to Buyer written consents from all third parties listed on Schedule 7.2(f).

(g)                                 SEC Matters.  Buyer shall have received either (i) the waiver from the SEC requested by Buyer pursuant to Section 6.17; or (ii) from Seller, audited financial statements with respect to the Business satisfying the requirements of the SEC with respect to the financial statements of Buyer to be included in Buyer’s SEC filings following the Closing.

7.3                               Additional Conditions to the Obligations of Seller.  The obligation of Seller to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

(a)                                  Representations and Warranties.  The representations and warranties of Buyer contained in Article IV of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made as of such date, except (i) for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date and (ii) to the extent the representation or warranty is already qualified by materiality, it shall be true and correct.  Seller shall have received a certificate with respect to the foregoing signed on behalf of Buyer, with respect to the representations and warranties of Buyer, by an authorized senior executive officer of Buyer.

(b)                                 Agreements and Covenants.  Buyer shall have performed or complied in all material respects with the covenants, obligations and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing Date.  Seller shall have received a certificate with respect to the foregoing signed on behalf of Buyer, with respect to the covenants of Buyer, by an authorized senior executive officer of Buyer.

(c)                                  Closing Deliveries.  Seller shall have received all documents, instruments and other closing deliveries as contemplated by Section 2.3(a).

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

8.1                               Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                  by mutual written consent of Buyer and Seller;

(b)                                 by either Buyer or Seller if (i) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, or ruling enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling shall have become final and non-appealable (unless such order, decree, or ruling has been withdrawn, reversed, or otherwise made inapplicable); or (ii) any litigation or other Proceeding is pending before any court of competent jurisdiction or has been threatened to be instituted by any Person or governmental body, which in the good faith judgment of the Board of Directors of Buyer or Seller, as the case may be, is reasonably likely to result in an order, decree, or ruling enjoining, prohibiting, seeking substantial damages in respect of, or impairing the benefits of the transactions contemplated by, this Agreement;

(c)                                  by Seller by written notice to Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue or inaccurate, which untruths, inaccuracies or breach would give rise to the failure of a condition set forth in Sections 7.3(a) or 7.3(b); provided that if such untruth or inaccuracy in Buyer’s representations and warranties or breach by Buyer is curable by Buyer, through the exercise of reasonable efforts, within 30 days after Buyer’s receipt of written notice from Seller of a breach by Buyer hereunder, then Seller may not terminate this Agreement under this Section 8.1(c) prior to the end of such 30-day period, provided that Buyer continues to exercise reasonable efforts to cure such untruthfulness, inaccuracy or breach through such 30-day period (it being understood that Seller may not terminate this Agreement pursuant to this Section 8.1(c) if Seller shall have materially breached this Agreement or if such untruthfulness, inaccuracy or breach by Buyer is cured prior to the end of such 30-day period);

(d)                                 by Buyer by written notice to Seller, upon a breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue or inaccurate, which untruths, inaccuracies or breach would give rise to the failure of a condition set forth in Sections 7.2(a) or 7.2(b) provided that if such untruth or inaccuracy in Seller’s representations and warranties or breach by Seller is curable by Seller, through the exercise of reasonable efforts, within 30 days after Seller’s receipt of written notice from Buyer of a breach by Seller hereunder, then Buyer may not terminate this Agreement under this Section 8.1(d) prior to the end of such 30-day period, provided that Seller continue to exercise reasonable efforts to cure such untruthfulness, inaccuracy or breach through such 30-day period (it being understood that Buyer may not terminate this Agreement pursuant to this Section 8.1(d) if Buyer shall have materially breached this

Agreement or if such untruthfulness, inaccuracy or breach by Seller is cured prior to the end of such 30-day period); or

(e)                                  by Seller or Buyer, if the Closing shall not have taken place on or before December 29, 2005 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to (i) Seller if the failure of Seller to fulfill any of its obligations under this Agreement substantially caused the failure of the Closing to occur on or before such date or (ii) Buyer if the failure of Buyer to fulfill any of its obligations under this Agreement substantially caused the failure of the Closing to occur on or before such date.

8.2                               Notice of Termination; Effect of Termination.  Any termination of this Agreement under Section 8.1 above shall be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto.  In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 6.1(a), Section 6.2, this Section 8.2, and Article X, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement.  No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

ARTICLE IX
INDEMNIFICATION; ESCROW

9.1                               Indemnification by Seller.  Subject to the terms of this Article IX, Seller agrees to indemnify and hold Buyer and its Affiliates and each of their respective officers and directors (each such Person, a “Buyer Indemnified Party”) harmless against and in respect of any and all losses, costs, expenses, claims, damages, obligations and liabilities, including reasonable attorneys fees and disbursements (“Damages”), which such Buyer Indemnified Party has actually suffered, incurred or become subject to arising out of, based upon or otherwise in respect of:

(a)                                  any breach of or inaccuracy in any representation or warranty made by Seller in this Agreement or any related agreement or document contemplated hereby and executed and delivered by Seller at the Closing;

(b)                                 any breach by Seller of, or failure of Seller to perform, any covenant or agreement of Seller contained in this Agreement or any related agreement or document contemplated hereby and executed and delivered by Seller at the Closing;

(c)                                  the Excluded Assets or Excluded Liabilities; or

(d)                                 as provided in Section 6.16.

9.2                               Indemnification by Buyer.  Buyer shall indemnify and hold Seller and its Subsidiaries and their respective Affiliates, officers and directors (each such Person, a “Seller Indemnified Party”) harmless against and in respect of any and all Damages which such Seller

Indemnified Party has actually suffered, incurred or become subject to arising out of, based upon or otherwise in respect of:

(a)                                  any breach of or inaccuracy in any representation or warranty made by Buyer in this Agreement;

(b)                                 any breach by Buyer of, or failure of Buyer to perform, any covenant or agreement of Buyer contained in this Agreement;

(c)                                  any liability for the income Taxes of Buyer or any member of an affiliated group with which Buyer files or have filed a Tax Return on a consolidated or combined basis;

(d)                                 the WARN Act or any similar statute, if and when applicable in connection with the transactions contemplated hereby and/or the operation of the Business after the Closing due to Buyer’s termination following the Closing of such number of Transferred Employees as would trigger application of any such statute; and

(e)                                  the Assumed Liabilities.

9.3                               Inter-Party Claims.  In order for a Buyer Indemnified Party or a Seller Indemnified Party (each, an “Indemnified Party”) to be entitled to any indemnification pursuant to this Article IX, the Indemnified Party shall notify the other party or parties from whom such indemnification is sought (the “Indemnifying Party”) in writing within ten (10) business days of the event giving rise to such Indemnified Party’s claim for indemnification, specifying in reasonable detail the basis of such claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.  The Indemnified Party shall thereupon give the Indemnifying Party reasonable access to the books, records and assets of the Indemnified Party which evidence or support such claim or the act, omission or occurrence giving rise to such claim and the right, upon prior notice during normal business hours, to interview any Representative of the Indemnified Party related thereto.  If the Indemnifying Party disputes its liability with respect to any such claim, the Indemnifying Party and the Indemnified Party shall proceed to negotiate a resolution of such dispute.  If (i) such dispute involves only monetary Damages (as opposed to any form of injunctive or other equitable relief), and (ii) the parties are not able to negotiate a resolution of such dispute within fourteen (14) days of the service of notice as referenced above the following procedures shall be followed:

(a)                                  Within thirty (30) days following the service of such notice, each of the parties shall prepare and circulate to the other party (pursuant to Section 10.4 hereof) a memorandum or other form of statement setting out its position on the matter in dispute and its reasons for adopting such position.  Each memorandum or statement shall be considered by the designated senior officers of each of Buyer and Seller who shall endeavor to resolve the dispute.  If the designated senior officers of each of Buyer and Seller agree upon a resolution or disposition of the matter, they shall each sign a statement which sets out the terms of their agreement.

(b)                                 If the designated senior officers of each of Buyer and Seller are unable to resolve such dispute within thirty (30) days of its referral to them under Section 9.3(a), Buyer and Seller shall mutually agree on one mediator not affiliated with either party to conduct non-binding mediation of the rights of the respective parties with respect to such dispute.  The parties shall cooperate with one another in selecting a mediator and in scheduling mediation proceedings, shall act in good faith in such mediation, shall bear their own respective expenses in connection with such mediation (except that the parties shall share equally in the out-of-pocket cost of the mediation itself), and shall use good faith efforts to cause such mediation to be completed within thirty (30) days after the date on which the dispute was submitted to mediation, provided that such mediation may be terminated by either party in its sole discretion at any time more than forty five (45) days after the date on which the dispute was submitted to mediation.

(c)                                  In the event that (A) the dispute is not a dispute described in clause (i) above or (B) resolution of the dispute is not agreed upon after completion of such mediation, either party may submit the dispute to a court of competent jurisdiction.

9.4                               Third Party Claims.

(a)                                  In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person (other than an Indemnifying Party, which claims are addressed in Section 9.3) against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim (which notice shall specify in reasonable detail the events giving rise to such Third Party Claim) within ten (10) business days after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b)                                 If a Third Party Claim is made, the Indemnifying Party shall be entitled to participate in the defense thereof.  The Indemnifying Party may also assume the defense of any Third Party Claim with counsel selected by the Indemnifying Party.  Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.  If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood and agreed that the Indemnifying Party shall control such defense.  The Indemnifying Party shall be liable for the fees and expenses of one (1) outside counsel (and not any fees and expenses allocated to any internal counsel) employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above).  If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the Indemnified Parties shall cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees and Representatives reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent.  If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of Damages in connection with such Third Party Claim and does not impose any material obligations or material restrictions on the Indemnified Party in any manner, which settlement, compromise, or discharge shall then release the Indemnifying Party completely in connection with such Third Party Claim.

9.5                               Limitations and Requirements.

(a)                                  Seller shall have no obligation to indemnify the Buyer Indemnified Parties against Damages pursuant to Section 9.1(a) of this Agreement unless and until the aggregate of all such Damages suffered or incurred by Buyer and such Persons exceeds $750,000 (the “Basket Amount”) (in which event the Buyer Indemnified Parties shall be entitled to indemnification for the full amount of such Damages, including the first $750,000 thereof).

(b)                                 Notwithstanding anything herein to the contrary, Seller shall not be obligated to indemnify the Buyer Indemnified Parties against Damages pursuant to Section 9.1(a) to the extent that payments thereof to the Buyer Indemnified Parties pursuant to the terms of this Agreement exceeds the Escrow Fund; provided, however, that the indemnification liability of Seller pursuant to Section 9.1(b) through Section 9.1(d) shall be unlimited.

(c)                                  Notwithstanding anything herein to the contrary, Buyer shall have no obligation to indemnify the Seller Indemnified Parties against Damages pursuant to Section 9.2(a) of this Agreement unless and until the aggregate of all such Damages suffered or incurred by Seller and such Persons exceeds $250,000 (in which event the Seller Indemnified Parties shall be entitled to indemnification for the full amount of such Damages, including the first $250,000 thereof).

(d)                                 Notwithstanding anything herein to the contrary, Buyer shall not be obligated to indemnify the Seller Indemnified Parties against Damages pursuant to Section 9.2(a) to the extent that payments thereof to the Seller Indemnified Parties pursuant to the terms of this Agreement exceeds $2,400,000;  provided, however, that the indemnification liability of Buyer pursuant to Section 9.2(b) through Section 9.2(e) shall be unlimited.

(e)                                  Except as otherwise expressly provided in this Agreement, no claim for indemnification pursuant to this Article IX may or shall be made unless written notice pursuant to Section 9.3 or Section 9.4, as applicable, is delivered to the Indemnifying Party.

(f)                                    Buyer acknowledges, on behalf of itself and on behalf of the other Buyer Indemnified Parties, that their sole and exclusive remedy with respect to the subject matter of this Agreement and the related agreements and documents contemplated hereby and executed and delivered by Seller at the Closing shall be pursuant to the indemnification provisions set forth in this Article IX (other than claims and causes of action based on criminal fraud).  In furtherance of the foregoing, Buyer hereby waives, on behalf of itself and each of the other Buyer Indemnified Parties, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims and causes of action based on criminal fraud) it may have against Seller arising under or based upon any applicable Law or otherwise (except pursuant to the indemnification provisions set forth in this Article IX).

(g)                                 Upon payment in full of any Inter-Party Claim pursuant to Section 9.3 or the payment of any Judgment with respect to a Third Party Claim pursuant to Section 9.4, the Indemnifying Party shall be subrogated to the extent of such payment to the rights of the Indemnified Party against any Person (other than the Buyer Indemnified Parties) with respect to the subject matter of such Inter-Party Claim or Third Party Claim.  The Indemnified Parties shall assign or otherwise reasonably cooperate with the Indemnifying Parties, at the cost and expense of the Indemnified Parties, to pursue any claims against, or otherwise recover amounts from, any Person liable or responsible for any Damages for which indemnification has been received pursuant to this Agreement.

(h)                                 The waiver by either Buyer or Seller of any condition set forth in Section 7.2 or 7.3, respectively, based upon the accuracy of any representation or warranty or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

(i)                                     Notwithstanding anything herein to the contrary, no party hereto shall be entitled to be indemnified against any Damages based upon or arising from any claim to the extent such claim is taken into account in determining the amounts (if any) due to and paid to Buyer or Seller, as the case may be, pursuant to Section 6.11.

9.6                               Calculation and Mitigation of Damages.

(a)                                  The amount of any Damages for which indemnification is provided under this Article IX shall be net of any amounts recovered or recoverable by such Indemnified Party under insurance policies or other collateral sources with respect to such Damages.  In the event any amounts recovered or recoverable under insurance policies or other collateral sources are not received before any claim for indemnification is actually paid pursuant to this Article IX, then the Buyer Indemnified Parties shall pursue such insurance policies or collateral sources, and in the event a Buyer Indemnified Party receives any recovery, the amount of such recovery shall be applied first, to refund any payments made by the Indemnifying Parties which would not have been so paid had such recovery been obtained prior to such payment, and second, any excess to the Buyer Indemnified Parties.  If a Buyer Indemnified Party fails to pursue recoveries under any “incurrence” based insurance policies or other collateral sources, then Seller shall have the right of subrogation to pursue such insurance policies or other collateral sources and may take any reasonable actions necessary to pursue such rights of subrogation in its name or the name of the party from whom subrogation is obtained.  Buyer shall use commercially reasonable efforts to cooperate, and cause its Affiliates and Representatives to use commercially reasonable efforts to cooperate, with Seller to pursue any such subrogation claim.

(b)                                 Notwithstanding any provision of this Agreement to the contrary, “Damages” shall not include any consequential, incidental or indirect damages, special or punitive damages, including loss of revenue, profits or income, diminution in value or loss of business reputation or opportunity.

(c)                                  Buyer and Seller agree to treat any indemnification payments received pursuant to this Agreement for all Tax purposes as an adjustment to the Purchase Price.

9.7                               Termination of Indemnification.  The obligations to indemnify and hold harmless any Indemnified Party under this Article IX shall terminate with respect to claims made pursuant to Section 9.1(a) or Section 9.2(a) when the applicable representation or warranty terminates pursuant to Section 10.1; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Party shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 9.3 or Section 9.4 to the Indemnifying Party.  The obligations to indemnify and hold harmless any Indemnified Party under this Article IX shall terminate with respect to claims made pursuant to Section 9.1(b)-(d) or Section 9.2(b)-(e), (X) with respect to claims pursuant to Section 6.8, ninety (90) days following the third anniversary of the Closing Date, or (Y) with respect to claims pursuant to any other covenant or obligation, upon the expiration of the statute of limitations that would apply under applicable law to such claim if brought in a court of competent jurisdiction; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Party shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 9.3 or Section 9.4 to the Indemnifying Party.

9.8                               Escrow Fund.

(a)                                  Notwithstanding anything to the contrary contained herein, from and after the Closing, any payments made to any Buyer Indemnified Party in respect of any claim for indemnification made pursuant to Section 9.1(a) shall be satisfied solely from the Escrow Fund pursuant to the terms hereof and of the Escrow Agreement.

(b)                                 No later than twelve (12) months following the Closing Date, the Escrow Agent shall release to Seller the Escrow Fund (the “Escrow Payment”); provided, however, that if at any time prior to the date on which the Escrow Payment is due to be released, Buyer (or another Buyer Indemnified Party) has reasonably and in good faith asserted a claim or claims for indemnification pursuant to Section 9.3 or 9.4 that, individually or when aggregated with the other such claims made by the Buyer Indemnified Parties, is for Damages in excess of the Basket Amount (an “Excess Claim”), and such Excess Claim is pending or unresolved, Buyer and Seller agree to promptly thereafter jointly instruct the Escrow Agent in writing to withhold from the Escrow Payment a number of shares and/or amount of cash, if any, having an aggregate value equal to the amount of such Excess Claims (in the aggregate) until such matters are resolved.  For all purposes of the Escrow Fund, shares of Buyer Common Stock included in the Escrow Fund shall be valued at the Issuance Price.  If it is finally determined, by the agreement of Buyer and Seller or otherwise pursuant to this Agreement or by a court of competent jurisdiction, that any part or all of such Excess Claims are covered by Section 9.1, (i) the covered amount of such Excess Claims may be offset against the retained portion of the Escrow Fund, and, if such offset amount is greater than the Basket Amount, Buyer and Seller shall promptly thereafter jointly instruct the Escrow Agent in writing to release shares and/or cash, if any, having an aggregate value equal to such offset amount (including the Basket Amount) to Buyer; and (ii) Buyer and Seller shall promptly thereafter jointly instruct the Escrow Agent in writing (assuming that at such time the 12-month anniversary of the Closing Date has passed) to release the remainder of the Escrow Payment to Seller.  If it is finally determined that any such Excess Claim is not covered by Section 9.1 (again assuming that at such time the 12-month anniversary of the Closing Date has passed) Buyer and Seller shall promptly thereafter jointly instruct the Escrow Agent in writing to release all amounts withheld with respect to such Excess Claim to Seller.  At any time prior to distribution of the entire Escrow Fund pursuant to this Section 9.8, Seller may exchange any or all of the shares of Buyer Common Stock in the Escrow Fund held by the Escrow Agent for cash by wire transfer of immediately available funds to the Escrow Agent in an amount equal to the Issuance Price multiplied by the number of shares of Buyer Common Stock so exchanged.  Upon receipt of such wire transfer, the Escrow Agent shall immediately deliver to Seller certificates in the name of Seller representing the number of shares of Buyer Common Stock so exchanged and such shares shall be considered released from the Escrow Fund and, upon receipt by Seller, no longer subject to the terms of this Agreement.  Dividends, distributions and other income earned on the Escrow Fund (including on the investment or reinvestment thereof) shall be payable to Seller as part of the Escrow Payment.  Buyer shall, however, be entitled to dividends, distributions and other income earned on that portion (if any) of the Escrow Fund (including on the investment or reinvestment thereof) to which Buyer is entitled as a result of a claim (or claims) by Buyer which is ultimately resolved as provided above in favor of Buyer (and Seller shall, if it receives any such dividends, distributions and other income from the Escrow Agent, promptly forward such amounts to Buyer).

ARTICLE X
GENERAL PROVISIONS

10.1                        Survival of Representations and Warranties.  The representations and warranties made by the parties hereto in this Agreement (including the Disclosure Letters) and in the other agreements, Schedules, and certificates delivered pursuant hereto shall survive the consummation of the transactions contemplated hereby and thereby, but will terminate at, and will have no further force and effect after, the twelve-month anniversary of the Closing Date.  The covenants and obligations of the parties contained in Section 6.8 of this Agreement shall terminate upon, and will have no further force and effect after, the third anniversary of the Closing Date; all other covenants and obligations of the parties hereto contained shall terminate upon, and will have no further force and effect after, the expiration of the statute of limitations that would apply under applicable law to a claim with respect to such covenant or obligation if brought in a court of competent jurisdiction;

10.2                        Amendment.  This Agreement may not be amended except by execution of an instrument in writing signed on behalf of Buyer and Seller.

10.3                        Extension; Waiver.  At any time prior to the Closing Date either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.4                        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)                                  if to Buyer, to:

MARVELL TECHNOLOGY GROUP LTD.
c/o Marvell Semiconductor, Inc.
710 First Avenue

Sunnyvale, California 94089
Attention: Vice President and General Counsel
Facsimile No.:  (408) 752-9028

MARVELL INTERNATIONAL LTD.
c/o Marvell Semiconductor, Inc.
710 First Avenue

Sunnyvale, California 94089
Attention: Vice President and General Counsel
Facsimile No.:  (408) 752-9028

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP

2475 Hanover Street

Palo Alto, California 94304

Attention:  Bradley D. Kohn, Esq.

Facsimile No.:  (650) 233-4545

(b)                                 if to Seller, to:

QLOGIC CORPORATION
26650 Aliso Viejo Parkway

Aliso Viejo, California 92656
Attention: Vice President and General Counsel
Facsimile No.: (949) 386-6488

with a copy to:

O’Melveny & Myers LLP
610 Newport Center Drive, 17th Floor
Newport Beach, California 92660
Attention: Gary J. Singer, Esq.
Facsimile No.: (949) 823-6994

10.5                        Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.6                        Entire Agreement; Third-Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Seller Disclosure Letter and the Buyer Disclosure Letter, (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Closing, in Sections 9.1 and 9.2.

10.7                        Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.8                        Other Remedies; Specific Performance.

(a)                                  Other Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(b)                                 Specific Performance.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.9                        Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.  Each party hereby (a) irrevocably and unconditionally submits to the exclusive jurisdiction of the U.S. federal courts located in the State of California, with respect to all Proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, (b) agrees that all claims with respect to any such Proceeding shall be heard and determined in such courts and agrees not to commence a Proceeding relating to this Agreement or the transactions contemplated hereby except in such courts, (c) irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby and irrevocably and unconditionally waives the defense of an inconvenient forum, (d) consents to service of process upon him, her or it by mailing or delivering such service to the address set forth in Section 10.4 hereof, and (e) agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

10.10                 Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

10.11                 Assignment.  Neither this Agreement nor any rights or obligations under it are assignable by either party without the prior written consent of the other party, except that Buyer may assign its rights hereunder to any Affiliate and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the transactions contemplated by this Agreement.  Any purported assignment in violation of this Section 10.11 shall be void.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.12                 Fees and Expenses.  Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Closing occurs.

ARTICLE XI
DEFINITIONS

11.1                        Rules of Construction.  For all purposes of this Agreement, except as otherwise expressly provided:  (a) the terms defined in this Agreement include the plural as well as the singular; (b) all references in this Agreement to designated “Articles,” “Sections,” “Exhibits,” and other subdivisions are to the designated Articles, Sections, Exhibits, and other subdivisions of the body of this Agreement; (c) pronouns of either gender or neuter include, as appropriate, the other pronoun forms; (d) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (e) “or” is not exclusive; (f) “including” and “includes” will be deemed to be followed by “but not limited to” and “but is not limited to,” respectively; (g) any definition of or reference to any law, act, agreement, instrument or other document herein shall be construed as referring to such law, act, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified; (h) any definition of or reference to any law, statute or treaty shall be construed as referring also to any successor law, statue or treaty and to any rules and regulations promulgated thereunder; and (i) all accounting terms shall have the meanings assigned to them under GAAP.

11.2                        Defined Terms.  As used in this Agreement and the Exhibits delivered pursuant to this Agreement, the following definitions will apply.

“401(k) Match” means the matching amount under Seller’s 401(k) plan relating to Accrued Compensation for the Transferred Employees.

“Accounting Firm” has the meaning set forth in Section 6.11(e).

“Accounts Payable” has the meaning set forth in Section 1.4(e).

“Accounts Receivable” has the meaning set forth in Section 1.2(c).

“Accrued Compensation” means the aggregate amount of accrued (but unpaid) compensation due to the Transferred Employees as of the Closing Date (including related obligations to pay payroll taxes).

“Acquired Business” has the meaning set forth in Section 6.8.

“Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

“Agreement” has the meaning set forth in the first paragraph on page 1.

“Antitrust Laws” shall mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, in each case as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Assets” shall have the meaning set forth in Section 1.1.

“Assigned Contracts” shall have the meaning set forth in Section 1.1(f).

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 2.3(a)(v).

“Assumed Liabilities” shall have the meaning set forth in Section 1.3.

“Basket Amount” shall have the meaning set forth in Section 9.5(a).

“Bill of Sale” shall have the meaning set forth in Section 2.3(a)(iv).

“Business” shall have the meaning set forth in Recital A.

“Business Employee” has the meaning set forth in Section 3.15.

“Business Permits” shall have the meaning set forth in Section 3.7(b).

“Buyer” shall have the meaning set forth in the first paragraph on page 1.

“Buyer Common Stock” shall mean the common stock of Marvell Technology, par value $0.002 per share.

“Buyer Disclosure Letter” shall have the meaning set forth in Article IV.

“Buyer Indemnified Party” shall have the meaning set forth in Section 9.1.

“Buyer Plans” shall have the meaning set forth in Section 6.6(a).

“Buyer SEC Documents” shall have the meaning set forth in Section 4.6.

“Buyer Stock Event” means any event by which the outstanding shares of Buyer Common Stock have been changed into a different number of shares, including a stock split, stock dividend, reclassification, recapitalization, stock combination, exchange of shares, readjustment, or otherwise, provided that in no event shall any of the following be considered a

Buyer Stock Event: (a) an acquisition by Buyer using Buyer Common Stock as consideration; (b) a sale by Buyer of Buyer Common Stock for cash; or (c) an issuance of Buyer Common Stock pursuant to a stock option plan of Buyer.

“Closing” shall have the meaning set forth in Section 2.1.

“Closing Date” shall have the meaning set forth in Section 2.1.

“Closing Net Inventory Value” shall have the meaning set forth in Section 6.11(b).

“COBRA” shall have the meaning set forth in Section 6.6(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.1(a).

“Consent” shall mean a consent, authorization or approval of a Person, or filing or registration with a Person.

“Contingent Workers” shall mean any independent contractors, temporary employees, leased employees or any other servants or agents similar to the above employed or used with respect to the Business.

 “Control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) shall mean the possession of the power to direct the management and policies of the referenced Person, whether through ownership interests, by contract or otherwise.

“Copyrights” shall have the meaning set forth in the definition of “Intellectual Property” in this Section 11.2.

“Damages” shall have the meaning set forth in Section 9.1.

“DOJ” shall mean the Antitrust Division of the Department of Justice.

“Employee Plans” shall have the meaning set forth in Section 3.14(a).

“Employment Commencement Date” shall have the meaning set forth in Section 6.6(a).

“Employment Termination Date” shall have the meaning set forth in Section 6.6(a).

“Environmental Claim” shall mean any claim, demand, action, judicial or administrative Proceeding, notice of noncompliance, notice of violation, consent order, or consent agreement under any Environmental Law.

“Environmental Law” shall mean any Legal Requirement, or judicial or administrative interpretation thereof, relating to pollution or protection of the environment and natural resources and public and occupational health and safety relating to Hazardous Materials and the environment, including, without limitation, any law that imposes liability or standards of conduct concerning discharges, emissions, Releases or threatened Releases of any Hazardous Material into the environment, including into ambient air, surface water, groundwater or land, or otherwise relating to the generation, treatment, storage, disposal, cleanup, transport or handling of any Hazardous Material.

 “Escrow Agreement” shall mean the Escrow Agreement, dated the date hereof, by and among Buyer, Seller, and the Escrow Agent, substantially in the form of Schedule 11.2 hereof.

“Escrow Agent” shall mean the Escrow Agent as defined in the Escrow Agreement, which shall be a financial institution mutually agreed to by Buyer and Seller following the date hereof and prior to the Closing Date.

“Escrow Fund” shall have the meaning set forth in Section 2.2.

“Escrow Payment” shall have the meaning set forth in Section 9.8(b)

“Excess Claim” shall have the meaning set forth in Section 9.8(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Assets” shall have the meaning set forth in Section 1.2.

“Excluded Liabilities” shall have the meaning set forth in Section 1.4.

“Final Closing Net Inventory Value” shall have the meaning set forth in Section 6.11(f).

“Financial Statements” shall have the meaning set forth in Section 3.4(a).

“FTC” shall mean the United States Federal Trade Commission.

“GAAP” shall have the meaning set forth in Section 3.4(a).

“Governmental Entity” shall have the meaning set forth in Section 3.2(c).

“Hazardous Material” shall have the meaning set forth in Section 3.9(a).

“Hazardous Materials Activities” shall have the meaning set forth in Section 3.9(b).

“HSR Act” shall have the meaning set forth in Section 3.2(c).

“Indemnified Party” shall have the meaning set forth in Section 9.3.

“Indemnifying Party” shall have the meaning set forth in Section 9.3.

“Intellectual Property” shall mean any or all of the following: (i)  trademarks and service marks (whether registered or unregistered), trade names, trade dress, business names, brand names, logos and designs, including all registrations and applications for any of the foregoing (collectively, “Trademarks”); (ii) patents, utility models, and registrations and patent applications relating to the foregoing (including any and all provisionals, continuations, continuations-in-part, divisionals, counterparts, reissues, reexaminations, extensions, renewals and applications for any of the foregoing and all related disclosures), unfiled patent applications and inventions disclosures (collectively, “Patents”); (iii) registered copyrights under applicable state or federal statutes (collectively “Copyrights”); (iv) mask works whether registered or unregistered (collectively, “Mask Works”) and (v) confidential and proprietary information, including ideas, formulas, algorithms, designs, patterns, unpublished patent applications, compilations, programs, specifications, data, devices, methods, techniques, processes or other know-how as well as any other financial, marketing, customer, pricing and cost information related to the Business, that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use (collectively, and expressly including the items referenced on Schedule 1.1(d)(i), “Trade Secrets”).

“Inventory” shall have the meaning set forth in Section 1.1(c).

“IP and Technology License Agreement” shall have the meaning set forth in Section 2.3(a)(vii).

“Issuance Price” shall mean the average of the (per share) closing prices of Buyer Common Stock on the Nasdaq Stock Market for the ten (10) consecutive trading day period ending one (1) trading day prior to the Closing Date, provided that if a Buyer Stock Event occurs during such determination period, the Issuance Price will be correspondingly adjusted.

“Judgment” shall have the meaning set forth in Section 3.2(b).

“Knowledge” shall mean, with respect to Seller, with respect to any matter in question, or any similar expression with regard to the Knowledge or awareness of or receipt of notice by Seller, shall mean the actual, direct, and personal knowledge of any of the individuals listed on Section 11.2 of the Seller Disclosure Letter.

“Leased Property” shall have the meaning set forth in Section 1.1(a).

“Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law (including any Antitrust Law), statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling, judgment or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liability” shall mean with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued in accordance with GAAP on the financial statements of such Person.

“Lien” shall mean any pledge, claim, lien, charge, preemptive right, mortgage, encumbrance, option or security interest.

“Marvell International” shall have the meaning set forth in the first paragraph on page 1.

“Marvell Technology” shall have the meaning set forth in the first paragraph on page 1.

“Mask Works” shall have the meaning set forth in the definition of “Intellectual Property” in this Section 11.2.

 “Material Adverse Effect,” when used in connection with an entity, means any material adverse change in or material adverse effect on the business, results of operations or financial condition of such entity taken as a whole with its subsidiaries; except for changes or effects that, alone or in combination, arise out of or result from (i) changes in economic conditions or financial or securities markets in general or the industries and markets in which Seller conducts its business, (ii) any change in such entity’s stock price or trading volume, (iii) any failure by such entity to meet revenue or earnings projections, (iv) any changes in laws or GAAP after the date hereof, (v) the execution and performance of or compliance with this Agreement, (vi) the announcement of this Agreement and the transactions contemplated hereby (including, without limitation, any (x) actions by clients or competitors, (y) loss of personnel or clients, or (z) the delay or cancellation of orders for services and products), (vii) any outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any acts of terrorism, or (viii), in the case of Seller, any acts taken with the express written consent of Buyer, delivered to Seller in accordance with Section 10.4 hereof.

 “Necessary Consents” shall have the meaning set forth in Section 3.2(c).

“Nonassertion Letter Agreement” shall have the meaning set forth in Section 2.3(a)(xi).

 “Notice of Disagreement” shall have the meaning set forth in Section 6.11(c).

 “Patents” shall have the meaning set forth in the definition of “Intellectual Property” in this Section 11.2.

“Permits” shall mean permits, licenses, authorizations, franchises, variances, exemptions, orders and approvals from Governmental Entities.

“Permitted Liens” shall mean Liens for Taxes and other governmental charges and assessments that are not yet due and payable, and Liens for current Taxes and other charges and assessments of any Governmental Entity that may thereafter be paid without penalty.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personnel” shall have the meaning set forth in Section 3.6(d)(ii).

“Pre-Closing Environmental Liability” shall mean any loss, claim, demand, requirement, lawsuit, responsibility or other Liability arising under Environmental Laws as a result of or in connection with (1) the ownership or operation of the Business (including by any former owner or operator thereof) or the Assets or any Excluded Asset (or any assets previously owned or operated in connection with the Business) prior to the Closing, (2)(A) personal injury, property damage or exposure to a Hazardous Material or (B) investigation, remediation, natural resources damages or other response actions (including claims related to any Releases), in either case (a) arising out of the ownership or operation of the Business (including by any former owner or operator thereof) or the Assets or any Excluded Asset (or any assets previously owned or operated in connection with the Business) and (b) occurring prior to the Closing or (3) the transportation, Release or recycling of a Hazardous Material or the arrangement for such activities by Seller or in connection with the Assets or the Business, from, at or to any off-site location prior to the Closing.

“Proceeding” shall have the meaning set forth in Section 1.4(d).

“PTO Amount” is the aggregate dollar value of paid time off payable to the Transferred Employees at Closing by Seller.

“Purchase Order” shall have the meaning set forth in Section 1.1(g).

“Purchase Price” shall mean $225,000,000.

“Registration Rights Agreement” shall have the meaning set forth in Section 2.3(a)(vi).

“Release” shall mean any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the environment.

“Representative” or “Representatives” means, with respect to a particular Person, any director, member, limited or general partner, officer, employee, agent, consultant, advisor or other representative of such Person, including outside legal counsel, accountants and financial advisors.

“Retained Patent License Agreement” shall have the meaning set forth in Section 2.3(a)(viii).

 “SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Seller” shall have the meaning set forth in the first paragraph on page 1.

“Seller Affiliated Group” has the meaning given in Section 1.4(h).

“Seller Disclosure Letter” shall have the meaning set forth in Article III.

“Seller Group” shall mean Seller and its Affiliates, both collectively and in their individual capacities, other than Affiliates that have no relationship with the Business.

“Seller Indemnified Party” shall have the meaning set forth in Section 9.2.

“Seller Material Contract” shall have the meaning set forth in Section 3.10(a).

“Seller Patents” shall have the meaning set forth in Section 3.6(c)(i).

“Seller Plans” shall have the meaning set forth in Section 6.6(a).

“Seller Restricted Business” has the meaning set forth in Section 6.8.

“Seller Trademarks” shall have the meaning set forth in Section 3.6(b)(i).

“Statement” shall have the meaning set forth in Section 6.11(b).

“Tax” shall have the meaning set forth in Section 3.5(a).

“Taxes” shall have the meaning set forth in Section 3.5(a).

“Tax Return” shall have the meaning set forth in Section 3.5(a).

“Technology” shall mean integrated circuits, product designs and/or specifications, technical information, evaluation boards, reference designs, inventions (whether or not patentable), industrial models, development tools, diagrams, models, flow charts, software, programs, source codes, algorithms, databases and data collections, database tapes, documentation, technical manuals, compilers, interpreters, firmware, research records, records of inventions, works of authorship (whether or not copyrightable), test information, test programs, test suites, prototypes, market surveys and marketing know-how, and any and all other inventions, discoveries, know-how, formulae, practices, processes, procedures, ideas, specifications, engineering data, reports, information and materials of a technical nature or concerning research and development and/or engineering or programming activities, including works in progress and technology under development, all tangible embodiments of Intellectual Property, and all media carrying any of the aforesaid, except for such of the foregoing as constitute Intellectual Property (which, solely for avoidance of doubt, the parties acknowledge includes without limitation the items referenced on Schedule 1.1(d)(i)).

“Termination Date” shall have the meaning set forth in Section 8.1(e).

“Third Party Claim” shall have the meaning set forth in Section 9.4(a).

“Trademarks” shall have the meaning set forth in the definition of “Intellectual Property” in this Section 11.2.

“Trade Secrets” shall have the meaning set forth in the definition of “Intellectual Property” in this Section 11.2.

“Transferred Employees” shall have the meaning set forth in Section 6.6(a).

“Transferred Intellectual Property” shall have the meaning set forth in Section 1.1(d).

“Transferred Patent License Agreement” shall have the meaning set forth in Section 2.3(a)(ix).

 “Transferred Technology” shall have the meaning set forth in Section 1.1(e).

“Transition Services Agreement” shall have the meaning set forth in Section 2.3(a)(iii).

“WARN Act” means the Worker Adjustment and Retraining Act of 1988, as amended.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

MARVELL TECHNOLOGY GROUP LTD.,
a Bermuda corporation

By:	/s/ Sehat Sutardja
Dr. Sehat Sutardja
President and Chief Executive Officer

MARVELL INTERNATIONAL LTD.,
a Bermuda corporation

By:	/s/ Carol Feathers
Carol Feathers
General Manager

QLOGIC CORPORATION,
a Delaware corporation

By:	/s/ H.K. Desai
Name: H.K. Desai
Title: Chairman, CEO and President

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